Exhibit 1

Profit Announcement

FOR THE YEAR ENDED
30 SEPTEMBER 2004

Incorporating the
requirements of Appendix 4E

Westpac Banking Corporation, ABN 33 007 457 141

RESULTS FOR ANNOUNCEMENT TO THE MARKET	Year End Profit Announcement 2004

Revenues from ordinary activities	up	15.2%	to	$18,126	m

Profit from ordinary activities after tax attributable to equity holders	up	16.3%	to	$2,539	m

Net profit for the period attributable to equity holders	up	16.3%	to	$2,539	m

Dividend Distributions (cents per share)	Amount per security	Franked amount per security
Final Dividend	44 cents	44 cents
Interim Dividend	42 cents	42 cents

Record date for determining entitlements to the dividend	24 November (Sydney) 23 November (New York) 26 November (NZ Class shares)

TABLE OF CONTENTS	Year End Profit Announcement 2004

1.	Press Release

2.	Results at a Glance
	2.1	Earnings
	2.2	Summary financial position

3.	Review of Group Operations
	3.1	Summary
	3.2	Review of earnings
	3.3	Credit quality
	3.4	Capital and dividends
	3.5	Corporate governance and responsibility
	3.6	Outlook

4.	Business Unit Performance
	4.1	Business and Consumer Banking
	4.2	Westpac Institutional Bank
	4.3	New Zealand
	4.4	BT Financial Group (Australia)
	4.5	Group Business Unit and Pacific Banking

5.	2004 Financial Information
	5.1	Consolidated statement of financial performance
	5.2	Consolidated statement of financial position
	5.3	Consolidated statement of cash flows
	5.4	Movement in retained profits
	5.5	Notes to 2004 financial information
	5.6	Statement in relation to the audit of the financial statements

6.	Other Information
	6.1	Credit ratings and exchange rates
	6.2	Disclosure regarding forward-looking statements
	6.3	Shareholder calendar

7.	Wealth Management Business
	7.1	Total funds management and life insurance business
	7.2	Funds management business
	7.3	Life insurance business
	7.4	Other business
	7.5	Embedded value and value of new business

8.	Segment Result
	8.1	Full year segment result
	8.2	Half year segment result
	8.3	New Zealand business unit performance (A$ equivalents to 4.3)

9.	Earnings Reconciliation
	9.1	Full year earnings reconciliation
	9.2	Half year earnings reconciliation

10.	Economic Profit

11.	Glossary

In this announcement references to ‘Westpac’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

1.	PRESS RELEASE	Year End Profit Announcement 2004

Westpac Banking Corporation today announced a record operating profit after tax of $2,539 million for the full year ended September 2004, up 16% on the same period last year. Cash earnings increased 13% to $2,559 million.

Key features of the result include:

•    Cash earnings per share up 11% to $1.39;

•    Economic profit up 15% to $1,603 million;

•    Return on equity (cash basis) 21%;

•    Final dividend 44 cents, fully franked. Full year dividend 86 cents, fully franked, up 10%;

•    Expense-income ratio 49%, down from 51%; and

•    Consumer customer satisfaction 70%, up 4%.

All comparisons with 2003 full year result

Westpac Chief Executive Officer, David Morgan said: “This outstanding result demonstrates that our customer focused strategy is delivering consistent year-on-year financial performance.

“Our businesses have again delivered profitable double-digit earnings growth while limiting exposure to the more risky segments of the market.

“Delivering consistent returns over the past five years has enabled us to invest in growth opportunities in our businesses, driving further improvements in staff morale and customer service,” Dr Morgan said.

“These investments will help ensure we can lock in this momentum over the coming years, despite the expected slowdown in credit growth.

“We have been able to deliver superior and sustainable returns to our shareholders while at the same time further developing Westpac’s capabilities and maximising our growth potential as a result of our discipline, commitment and hard work in repositioning the bank,” Dr Morgan said.

All business units performed strongly. Key results include:

•    Australian Business and Consumer Banking delivered a 16% lift in cash earnings compared to 2003. Business lending was up 15%, mortgage outstandings grew 12% and cards 13%;

•    Institutional Bank cash earnings were up 25% including strong results in the Specialised Capital Group, Debt Capital Markets and the financing book;

•    New Zealand banking and wealth management cash earnings were up 10% (local currency). Housing lending was up 17%, with Westpac capturing an increased share of market growth at 21% for the full year. Business lending was also up 12%; and

•    BT Financial Group (BTFG) Australia cash earnings were up 16%. BTFG’s Wrap product increased its funds under administration to $13.8 billion, a 44% increase on 2003. Corporate superannuation experienced strong growth with balances reaching $3.5 billion, a 28% increase on 2003.

Dr Morgan said: “Today’s result means we are well positioned to take advantage of future growth opportunities in what continues to be a dynamic financial services market.

“Westpac is in excellent shape. Our businesses have good momentum and strong competitive positions and are supported by sound economic fundamentals. However, we are seeing intensifying competition from both new entrants and established market participants.

“The Australian economy continues to perform well, supported by the strength of global economic activity. The composition of growth is changing from being consumption led to being driven by net exports and business investments. This is a more sustainable basis for growth but does mean that credit growth is likely to be lower than we have experienced in recent years.

“Taken as a whole we expect that while the operating environment will be more challenging our businesses will continue to perform well in the year ahead. We are confident that we can continue to deliver strong results at the upper end of the sector for our shareholders in 2005,” Dr Morgan said.

2.	RESULTS AT A GLANCE	Year End Profit Announcement 2004

2.1          EARNINGS

Our 2004 full year earnings are presented below including net profit attributable to equity holders and cash earnings attributable to ordinary equity holders. We believe the cash earnings measure is a more appropriate measure of our financial performance as this basis adjusts our results for two material items which do not reflect cash flows available to ordinary shareholders: amortisation of goodwill and distributions paid on hybrid equity. This measure also eliminates the after tax impact of the hedge related to our latest hybrid capital instrument, US$525 million Trust Preferred Securities 2004 (2004 TPS(1)).

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year 2004	Full Year 2003	% Mov’t Sept 03- Sept 04
Net interest income	2,416	2,339	3	4,755	4,326	10
Non-interest income(2)	1,716	1,539	12	3,255	3,004	8
Net operating income	4,132	3,878	7	8,010	7,330	9
Operating expenses(2)	(2,015)	(1,925)	(5)	(3,940)	(3,763)	(5)
Goodwill amortisation	(80)	(84)	5	(164)	(163)	(1)
Underlying performance	2,037	1,869	9	3,906	3,404	15
Bad debts	(207)	(207)	—	(414)	(485)	15
Profit from ordinary activities before income tax	1,830	1,662	10	3,492	2,919	20
Tax expense	(482)	(431)	(12)	(913)	(728)	(25)
Net profit	1,348	1,231	10	2,579	2,191	18
Net profit attributable to outside equity interests(2)	(34)	(6)	(large )	(40)	(8)	(large )
Net profit attributable to equity holders of Westpac Banking Corporation (WBC)	1,314	1,225	7	2,539	2,183	16
Goodwill amortisation	80	84	(5)	164	163	1
Distributions on other equity instruments	(78)	(76)	(3)	(154)	(75)	(105)
2004 TPS revaluation(1)	10	—	(large )	10	—	(large )
Cash earnings	1,326	1,233	8	2,559	2,271	13

2.1.1       Key Financial Data

	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year 2004	Full Year 2003	% Mov’t Sept 03- Sept 04
Shareholder value
Cash earnings per ordinary share (cents)	71.9	66.7	8	138.6	124.5	11
Earnings per ordinary share (cents)	67.1	62.1	8	129.2	115.6	12
Economic profit ($m)	840	763	10	1,603	1,397	15
Weighted average ordinary shares (millions)	1,842	1,849	(0)	1,846	1,824	1
Fully franked dividends per ordinary share (cents)	44	42	5	86	78	10
Dividend payout ratio - cash earnings (%)	61.2	63.0	(3)	62.0	62.7	(1)
Net tangible assets per ordinary share ($)	5.47	5.22	5	5.47	4.97	10

Productivity and efficiency
Expense to income ratio (%)	48.8	49.6	80bps	49.2	51.3	210bps
Total banking expense to income ratio (%)	47.8	48.7	90bps	48.3	50.4	210bps
Full-time equivalent staff (FTE)	27,013	26,755	1	27,013	26,780	1
Income per average FTE ($000’s)	153	146	5	299	284	5

Business Performance
Net interest spread (%)(3)	2.12	2.11	1bps	2.12	2.24	(12bps	)
Net interest margin (%)(3)	2.50	2.56	(6bps )	2.53	2.62	(9bps	)
Average interest earning assets ($m)	202,228	190,689	6	196,459	172,750	14

Notes explained on page 3.

Notes to sections 2.1, 2.2 and 3.2

(1)  Unlike our other hybrid equity instruments previously issued, 2004 TPS differs as the funds have been invested in US dollar convertible debentures, that qualify as equity, issued by our New Zealand branch. We have entered into a NZ$/US$ cross currency swap in respect of this US dollar exposure, with revaluations of the swap translated in A$ reflected in operating income (non-interest income), while the equity instruments are retranslated at historical exchange rates. The after tax amount of this revaluation is added back in the calculation of cash earnings ($10 million) as, post implementation of International Financial Reporting Standards (IFRS), 2004 TPS are expected to be classified as debt and the revaluation of the debt and the swap will then offset. The revaluation of the NZ$/US$ cross currency swap was undertaken at the NZ$/US$ exchange rate of 0.6692 on 30 September 2004. Non-interest income includes a $14 million loss and tax expense includes a $4 million benefit associated with the revaluation of the NZ$/US$ cross currency swap.

(2)  From 1 October 2003, Westpac consolidated certain managed investment schemes (MIS) where the statutory funds within Westpac Life Insurance Services Limited demonstrated a capacity to control these schemes. The effect on earnings for the year ended 30 September 2004 comprises: $33 million non-interest income; $3 million operating expenses and $30 million net profit attributable to outside equity interests. Earnings for the first half of the year include: $2 million non-interest income; $1 million operating expenses and $1 million net profit attributable to outside equity interests.

The effect on Westpac’s statement of financial position as at 30 September 2004 includes: $1,409 million in assets, $1 million in other liabilities and $1,408 million in outside equity interests. The statement of financial position as at 31 March 2004 includes: $1,357 million in assets, $2 million in other liabilities and $1,355 million in outside equity interests.

These managed investment schemes have not been consolidated in the prior corresponding period and 2003 comparatives do not include amounts in relation to these schemes.

(3)  Net interest spread and margins are calculated on net interest income adjusted for tax equivalent gross up of $222 million in the 12 months to 30 September 2004 ($106 million first half and $116 million second half) and $197 million in the 12 months to 30 September 2003 ($98 million first half and $99 million second half). We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax. To provide comparability, this income is presented on a tax equivalent basis for margin calculations. In the presentation of the average balance sheet, net interest spread and net interest margin are also presented on a tax equivalent basis. Refer to Section 5, Note 3 Average Balance Sheet and Interest Rates for a reconciliation of net interest income used in the calculation of net interest spread and net interest margin.

(4)  Non-housing loans have been determined on a product basis, rather than on a loan purpose basis.

2.2          SUMMARY FINANCIAL POSITION

$m	30 Sept 2004	31 March 2004	30 Sept 2003	% Mov’t Mar 04- Sept 04	% Mov’t Sept 03- Sept 04
Assets
Cash	1,800	2,015	1,786	(11)	1
Due from other financial institutions	9,538	9,281	6,035	3	58
Trading and investment securities	13,412	11,266	12,449	19	8
Loans and acceptances	188,005	174,927	164,261	7	14
Life insurance assets(2)	12,957	12,316	10,522	5	23
Other assets	19,367	24,666	26,286	(21)	(26)
Total assets	245,079	234,471	221,339	5	11
Liabilities
Due to other financial institutions	7,071	4,479	3,831	58	85
Deposits	146,533	135,949	129,071	8	14
Debt issues	36,188	35,964	29,970	1	21
Acceptances	5,534	4,395	3,788	26	46
Life insurance policy liabilities	10,782	10,336	9,896	4	9
Loan capital	4,431	4,428	4,544	—	(2)
Other liabilities(2)	18,223	23,088	26,243	(21)	(31)
Total liabilities	228,762	218,639	207,343	5	10
Equity
Equity attributable to equity holders of WBC	14,888	14,420	13,965	3	7
Outside equity interests(2)	1,429	1,412	31	1	large
Total equity	16,317	15,832	13,996	3	17

2.2.1       Key Financial Data

	Half Year Sept 04	Half Year March 04	Mov’t Mar 04- Sept 04		Full Year 2004	Full Year 2003	Mov’t Sept 03- Sept 04
Profitability and capital adequacy
Return on average adjusted ordinary equity	19.7%	18.9%	80bps		19.3%	18.8%	50bps
Cash earnings to average adjusted ordinary equity	21.1%	20.3%	80bps		20.7%	20.3%	40bps
Total capital ratio	9.7%	10.2%	(50bps	)	9.7%	10.5%	(80bps	)
Tier 1 capital ratio	6.9%	7.2%	(30bps	)	6.9%	7.2%	(30bps	)
Adjusted common equity to risk weighted assets	4.8%	5.1%	(30bps	)	4.8%	5.0%	(20bps	)
Risk weighted assets ($m)	158,489	148,962	6%		158,489	142,909	11%
Total committed exposures ($m)	302,654	285,834	6%		302,654	266,191	14%
Average adjusted ordinary equity ($m)	12,549	12,131	3%		12,340	11,203	10%
Average total equity ($m)	16,202	15,453	5%		15,827	12,118	31%

Asset quality
Net impaired assets to equity and general provisions	2.5%	2.2%	30bps		2.5%	2.9%	(40bps	)
Specific provisions to total impaired assets	34.8%	35.7%	(90bps	)	34.8%	26.3%	850bps
General provisions to non-housing loans and acceptances(4)	1.6%	1.7%	(10bps	)	1.6%	1.7%	(10bps	)
General provisions to risk weighted assets	0.9%	1.0%	(10bps	)	0.9%	1.0%	(10bps	)
Total provisions to gross loans and acceptances	0.9%	0.9%	—		0.9%	0.9%	—
Total bad and doubtful debt charge to average loans and acceptances annualised (basis points)	22	24	(2bps	)	23	31	(8bps	)
Bad debts written off to average gross loans and acceptances (basis points)	16	12	4bps		14	22	(8bps	)

Notes explained on page 3.

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3.	REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2004

3.1          SUMMARY

Overview

We have delivered another record full year result: net profit attributable to equity holders was $2,539 million, up 16% on the 12 months to 30 September 2003 and cash earnings attributable to ordinary shareholders were $2,559 million, up 13%. This result was driven by strong growth in revenue and modest expense growth, coupled with continued benign credit conditions.

The strength of this result is reflected across our balanced scorecard with improved results in all key stakeholder measures: shareholders, customers, staff and corporate reputation.

Stakeholder Results

Shareholders

•     Cash earnings per share at $1.39, up 11% on the prior corresponding period (pcp);

•     Cash earnings per share compound average growth rate of 11% over the past five years;

•     Economic profit up 15% to $1,603 million;

•     Economic profit compound average growth rate of 13% over the past five years(1);

•     Cash earnings return on equity at 21%, up from 20% in 2003;

•     Cash earnings return on equity averaging 20% over the past five years; and

•     Full year dividend of 86 cents, up 10% on the prior year.

Customers

•      The percentage of Australian customers(2) who are very or fairly satisfied:

•      Consumer: 70%, up 4% on September 2003;

•      Small and Medium Enterprises (SME): 63%, up 5% on September 2003; and

•      Priority and Middle Market: 68%, steady on September 2003.

•      The percentage of New Zealand customers who rate our service as either excellent or very good:

•      Consumer: 57%, up 2% on September 2003(3); and

•      Small and Medium Enterprise (SME); 50% up 6% on September 2003(4).

Staff

•      Employee morale(5) at 7.5 out of 10 at September 2004 above the 7.4 achieved at 30 September 2003.

Corporate Reputation and Sustainability

•      First place among all banks globally in the Dow Jones Sustainability Index 2004/2005 for the third consecutive year;

•      No. 1 rating in the inaugural Australian Corporate Responsibility Index; and

•      One of only 26 globally companies to score 10.0 (the highest rating) in the Governance Metrics International (GMI) Global Governance Ratings and the only Australian company to do so.

(1)  Calculated assuming 1999 final dividend was fully franked (economic profit compound average growth rate of 18% over the past five years using our actual 1999 economic profit).

(2)  Consumer: Roy Morgan Research; Business: Taylor Nelson Sofres. Data based on rolling four quarter average. Consumer satisfaction (based on consumers aged 14+ who regard Westpac as their main financial institution) for the period ended August 2004. Business satisfaction for the period ended September 2004.

(3)  AC Nielson.

(4)  RNS Business Finance Monitor.

(5)  Monthly Westpac morale survey conducted by Ekas Marketing Research Services.

Shareholders’ returns

Our returns to shareholders remain strong: economic profit, which captures the returns to shareholders including the benefit of franking but after the cost of capital employed by the business, was $1,603 million, up 15% on 2003. We have delivered 13% compound average growth in economic profit over the past five years. Cash earnings return on equity was 21%.

We have maintained solid earnings momentum during 2004 while also undertaking capital initiatives to create a more efficient capital structure and enhance returns to our ordinary shareholders.

(1)  Cash earnings Return on Ordinary Equity (ROE) calculates the return delivered to ordinary shareholders including NZ Class shareholders. It is calculated by dividing cash earnings by average ordinary equity adjusted for the average balance of accumulated amortised goodwill and the average final dividend accrual net of the estimated dividend reinvestment.

(2)  Reported cash earnings adjusted for non-recurring significant items.

In June 2004, we successfully completed a structured off-market buy back to acquire 38.5 million Westpac ordinary shares at an average share price of $14.50, which represented a discount to the closing share price at the completion of the buy back period. In addition, we commenced an on-market buy back to acquire an equivalent proportion of NZ Class shares, 1.1 million shares as at 30 September 2004.

The Directors have determined to pay a fully franked final dividend of 44 cents per ordinary share, an increase of 4 cents (or 10%) over the final fully franked dividend in 2003. This equates to a total dividend for the year of 86 cents fully franked, also up 10% on the prior year.

2004 Earnings

Cash earnings per share for the 12 months ended 30 September 2004 rose 11% to $1.39. Strong growth in lending during 2004 precluded a buy back earlier in the year, diluting the impact of the buy back on our share count and therefore on our full year earnings per share. Cash earnings per share for the six months ended 30 September 2004 were 72 cents, 8% higher than the previous half year and 12% higher than in the six months ended 30 September 2003.

Key features of the result compared to 2003 are:

•    Operating income up 9%;

•    Net loans and acceptances up 14%;

•    Group net interest margin down 9 basis points to 2.53%;

•    Operating expense growth of 5% (4% excluding Epic);

•    Group expense to income ratio down 210 basis points to 49.2%;

•    Banking(1) expense to income ratio also down 210 basis points to 48.3%;

•    Bad debts charge to average gross loans and acceptances down 8 basis points to 23 basis points;

•    Total impaired assets to gross loans and acceptances of 0.4%, flat on 2003; and

•    Group Tier 1 ratio at 6.9% and Adjusted Common Equity Ratio (ACE) at 4.8%.

Earnings momentum generated in the first half has been maintained for the rest of the year with solid growth across all of the Group’s operating business units.

(1)  The banking group comprises Business and Consumer Banking, Westpac Institutional Bank, the banking operations in New Zealand, Pacific Banking and the Group Business Unit segment.

(2)  The Group Business Unit segment includes the results of Group Treasury and the Corporate Centre, as well as certain accounting entries to facilitate the presentation of the performance of our operating businesses.

Business unit highlights include:

•    Another record result from the Australian retail banking franchise, Business and Consumer Banking, with cash earnings up 16% on 2003. Strong net interest income was key to this result, with significant growth in asset products and deposits. Business lending increased 15%, mortgage outstandings grew 12% and cards outstanding increased by 13%. Deposits increased 7% and margins improved on non-interest and low interest bearing deposits;

•    The Institutional Bank is well positioned for future growth with significant progress made to reinvigorate the bank’s position with its key relationship clients and the stabilisation of financial markets income. Cash earnings were up 25%, from strong net interest income on the back of loan and deposit growth. The Specialised Capital Group has emerged as a significant contributor to earnings through the packaging and sale of alternative assets. Debt Capital Markets and the financing book also made strong contributions to earnings. The bad debt outcome was assisted by a favourable credit environment, with lower dynamic provisioning and the positive resolution of some existing impaired exposures;

•    Our New Zealand business has delivered a very strong result in an increasingly competitive market. Cash earnings increased 10% (NZ$) driven by strong asset growth boosting net interest income by 7% (NZ$). Asset growth was assisted by above market growth in both housing and business lending; and

•    The Australian wealth business, BTFG (Australia), has benefited from a significant turnaround in performance with cash earnings increasing 16%. Our flagship Australian equities fund has been in the top quartile for one year returns leading to improved asset consultant ratings resulting in a sharp reduction in retail redemptions. BTFG’s Wrap product increased its funds under administration (FUA) to $13.8 billion, a 44% increase on 2003. Corporate Superannuation experienced strong growth with balances reaching $3.5 billion, a 28% increase on 2003.

The Group Business Unit segment comprises Group Treasury, other group items including the earnings on surplus capital, accounting adjustments for certain intragroup transactions and income from property sales. The reduced contribution from this area in 2004 reflects a small reduction in earnings from our Treasury operations, provisions raised against a group level counterparty and an increase in the general tax provision.

On 2 June 2004, we acquired a 100% interest in a group of companies holding three strategically placed natural gas transmission pipeline assets (Epic). Accordingly, the Group’s earnings include the consolidated revenue and expenses of Epic ($27 million non-interest income, $22 million expenses). In addition, the balance sheet of Epic has been consolidated as at 30 September 2004. The intention is to sell down these assets to investors via the Hastings Diversified Utilities Fund (HDUF). Accordingly, we have highlighted the contribution of Epic when discussing earnings for the 12 months to 30 September 2004, as these assets do not form part of our core banking activities.

On 29 October 2004, we announced the signing of an underwriting agreement with respect to an Initial Public Offering (IPO) of the Hastings Diversified Utilities trust structure (The Trusts). The IPO will result in the Group de-consolidating the Trusts and the natural gas pipeline assets they hold subsequent to balance date.

As a result of the IPO, we expect to be repaid in full the $297 million lent to HDUF to fund the acquisition of Epic. In addition, we expect to recover $0.5 million of our pre-tax carrying cost of $5.6 million from the date of acquisition to 30 September 2004.

Detailed analysis of our 2004 earnings are continued in section 3.2.

3.2          REVIEW OF EARNINGS

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year 2004	Full Year 2003	% Mov’t Sept 03- Sept 04
Net interest income	2,416	2,339	3	4,755	4,326	10
Non-interest income(2)	1,716	1,539	12	3,255	3,004	8
Net operating income	4,132	3,878	7	8,010	7,330	9
Operating expenses(2)	(2,015)	(1,925)	(5)	(3,940)	(3,763)	(5)
Goodwill amortisation	(80)	(84)	5	(164)	(163)	(1)
Underlying performance	2,037	1,869	9	3,906	3,404	15
Bad debts	(207)	(207)	—	(414)	(485)	15
Profit from ordinary activities before income tax	1,830	1,662	10	3,492	2,919	20
Tax expense	(482)	(431)	(12)	(913)	(728)	(25)
Net profit	1,348	1,231	10	2,579	2,191	18
Net profit attributable to outside equity interests	(34)	(6)	(large )	(40)	(8)	(large )
Net profit attributable to equity holders of WBC(2)	1,314	1,225	7	2,539	2,183	16
Goodwill amortisation	80	84	(5)	164	163	1
Distributions on other equity instruments	(78)	(76)	(3)	(154)	(75)	(105)
2004 TPS revaluation(1)	10	—	(large )	10	—	(large )
Cash earnings	1,326	1,233	8	2,559	2,271	13

Operating income – up $680 million or 9% on 2003 (7% adjusted)

Operating income of $8,010 million increased $680 million or 9% over the pcp and $254 million or 7% over the prior half.

The increase in operating income includes the following items ($140 million or 2%), which either do not impact cash earnings or are non-core (Epic).

Movement in operating income

$m	Net Interest Income	Non Interest Income	Net Operating Income
Reported (2003)	4,326	3,004	7,330
Less adjustments
Hybrid capital benefit	(62)	—	(62)
Policy holder tax recoveries	—	(7)	(7)
Adjusted income (2003)	4,264	2,997	7,261

Reported (2004)	4,755	3,255	8,010
Less adjustments
Hybrid capital benefit	(130)	—	(130)
Policy holder tax recoveries	—	(33)	(33)
Consolidation of the Life Company MIS(2)	—	(33)	(33)
Epic	—	(27)	(27)
2004 TPS hedge revaluation	—	14	14
Adjusted income (2004)	4,625	3,176	7,801
% increase in adjusted Income	8%	6%	7%

Notes explained on page 3.

Net interest income – up $429 million or 10% on 2003 (8% adjusted)

Full Year

The increase in net interest income reflects a continuation of strong asset growth partially offset by a reduction in margins over the year of 9 basis points.

Net interest income benefited from improved returns on non-interest bearing and low rate deposit products following interest rate increases in Australia and New Zealand during the year. This was partially offset by further margin decline due to several factors including: the lag in repricing the variable rate book following interest rate increases; the composition of our lending portfolio shifting toward lower margin products; an increase in wholesale funding requirements; and increasing competition.

Average interest earning assets grew 14% on 2003. This increase arose from continued strength in mortgage lending (although with some declines in market share) and above market growth in business and Institutional Bank lending. In addition, we saw a significant increase in total deposits which grew 14% on the prior year.

We also saw strong growth in lending in the Institutional Bank for the first time in a number of years as strong demand emerged from our customers both for direct lending and bridging facilities.

The net interest margin fell 9 basis points on the pcp while net interest spread fell 12 basis points. 13 basis points of the decline in net interest spread occurred in the first half of the year. Key factors influencing net interest spread during the period included:

•    Spread erosion on our key asset products, particularly the competitive variable rate mortgage product suite and credit cards. The decline in spread was exacerbated by the lag in repricing the variable interest loan book following official cash rate increases in Australia in November and December 2003;

•    Spreads increased on our liability products, particularly consumer deposits following increases in official interest rates in Australia and New Zealand;

•    Continued migration in the composition of our portfolio to lower margin products, particularly within our deposit and cards products; and

•    A higher proportion of loans being funded through wholesale funds in 2004.

Offsetting the decline in net interest spread were improved returns on non-interest bearing liabilities and equity (3 basis points) following interest rate increases in Australia and New Zealand since September 2003.

Loans

$bn	30 Sept 2004	30 Sept 2003	% Mov’t

BCB
Consumer (Australia)	98.8	89.0	11
Housing	91.9	82.4	12
Personal (loans & cards)	6.9	6.6	5
Business*	36.4	31.8	15
Total BCB	135.2	120.8	12

WIB	25.5	22.2	15
New Zealand (NZ$)	28.2	24.5	15
BT Financial Group	1.8	1.6	13

Group
Net loans & acceptances	188.0	164.3	14
Avg. interest earning assets	196.5	172.8	14

Deposits

$bn	30 Sept 2004	30 Sept 2003	% Mov’t

BCB
Consumer	50.4	46.8	8
Business	24.3	22.7	7
Total BCB	74.7	69.5	7

WIB	13.9	10.9	28
New Zealand (NZ$)	18.6	17.3	8
Other*	40.5	33.6	21

Group
Total Deposits	146.5	129.1	14
Avg. interest bearing liabilities	178.6	156.9	14

Australia

New Zealand

Second half

Net interest margins fell 6 basis points on the prior half largely due to lower free funds in the second half of the year. Interest spreads increased slightly over the previous half as we maintained our pricing disciplines and deposit growth more closely mapped loan growth.

Non-interest income – up $251 million or 8% on 2003 (6% adjusted)

Non-interest income growth has primarily been driven by our wealth management and our Institutional Banking businesses including:

•    Higher fees in the Institutional Bank’s Specialised Capital Group following a strong year from the private equity business and increased growth in the alternative asset sector;

•    Upward revaluation of our portfolio of offshore investment securities ($17 million) reflecting improved credit spreads in 2004. The carrying value of this portfolio at 30 September 2004 was US$86 million (US$110 million at 30 September 2003), the decrease reflecting some sales and maturities;

•    A significant increase in fee income from our wealth management operations as investment performance lifted funds under management and a positive life insurance claims experience assisted income growth; and

•    Improved focus and discipline around fee collection in New Zealand.

Fee income from our Australian retail banking franchise was flat on 2003, reflecting reduced credit card interchange income following the implementation of the Reserve Bank of Australia credit card reforms in November 2003, offset by fee growth across our suite of products from volume growth and active product management.

Non-interest income growth was constrained by weaker trading results in our financial markets business.

Financial Markets

Financial markets trading income fell $30 million over the year due to a weaker contribution from foreign exchange and interest rate trading and the impact of the weaker US dollar on US dollar earnings. The disappointing first half performance was improved in the second half with a $33 million or 23% lift in trading income due to more stable trading conditions. Overall, financial markets income fell 10% over the year but increased 7% in the second half of 2004.

Financial Markets Income

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year 2004	Full Year 2003	% Mov’t Sep 03- Sep 04
Product
Foreign exchange	85	75	13	160	196	(18)
Interest rate	65	44	48	109	146	(25)
Other	60	78	(23)	138	110	25
Total financial markets product income	210	197	7	407	452	(10)
Income classification
Net interest income	6	20	(70)	26	56	(54)
Non-interest income	204	177	15	381	396	(4)
Trading income	176	143	23	319	349	(9)
Dividend income	20	14	43	34	36	(6)
Other non-interest income	8	20	(60)	28	11	155
Total financial markets product income	210	197	7	407	452	(10)

Operating expenses –up $177 million or 5% on 2003 (4% adjusted)

Operating expenses of $3,940 million increased $177 million or 4.7% on the pcp.

Operating expenses include the following non-core items:

•    $22 million (0.6%) in costs incurred by Epic; and

•    $3 million related to the consolidation of certain managed investment schemes by the Life Company.

Adjusting for these items, operating expenses increased $152 million or 4.0% on 2003, which is at the top end of our medium term target of 2-4%.

The increase in operating expenses was driven by higher personnel costs ($152 million) including the 4% Enterprise Development Agreement (EDA) increase in October 2003 and increased short term incentives. Personnel costs were largely driven by increased Full Time Equivalent (FTE) employees reflecting additional customer-facing staff, as we sought to capitalise on market opportunities and insourcing of certain functions. Personnel costs were also driven by short term incentives reflecting the successful year many of our business units have enjoyed including $13 million in performance incentives relating to activities carried out by Westpac’s private equity business; Quadrant.

In addition to increased personnel costs, the 4.0% increase included $11 million of restructuring costs related to the reconfiguration of our Institutional Bank sales force and a full 12 month effect from the acquisition of BT Funds Management (BTFM) on 31 October 2002 ($15 million). The effect of changes in the average New Zealand dollar exchange rate between 2004 and 2003 was an expense benefit of $6 million.

Further adjusting our expense growth for these identified items (including $13 million of performance incentives in personnel costs), underlying operating expenses increased by $119 million or 3.1%.

Capitalised Software

The carrying value of capitalised software increased by $77 million or 26% over the pcp to $377 million. This increase reflects higher cash spending during the design, build and implementation phases on several strategic projects including:

•    Our new common technology platform; One Bank Platform ($58 million carrying value at 30 September 2004);

•    Streamlining our lending origination processes; Pinnacle ($76 million carrying value at 30 September 2004); and

•    Our new Australian retail customer relationship management system; Reach ($45 million carrying value at 30 September 2004).

Capitalised software amortisation increased $15 million or 17% on the pcp. Amortisation does not commence until the software is installed and ready for use; the delay between cash spend that is capitalised and the commencement of amortisation results in a lag between the lift in capitalised software assets and the associated amortisation expense.

FTE

Total FTE increased 233 to 27,013 during the year, reflecting an increase in permanent FTE (670) partially offset by a reduction in temporary FTE (437).

Analysis of movement in full-time equivalent (FTE) staff	Full Year 2004	Full Year 2003	Mov’t Sept 03- Sept 04
Permanent staff	25,683	25,013	670
Temporary staff	1,330	1,767	(437)
Total FTE staff	27,013	26,780	233

The increase in permanent FTE includes:

•    450 increase in additional customer-facing staff in Australia (350) and New Zealand (100);

•    176 Epic staff from June 2004;

•    128 related to the insourcing of the Broker Processing Unit from our mortgage service provider, EDS; and

•    23 related to the insourcing of back office accounting functions supporting our funds management business.

Partially offsetting this increase were initiatives to manage staff numbers including a restructure of our internal technology operations, call centre operations and continued efficiencies from improved work practices.

The number of temporary FTE has fallen with the completion of the BTFG integration and the ongoing benefit of our efficiency initiatives.

While, overall, staff numbers appear to have increased, the trend relevant to our expense base is down when adjustments are made for insourcing activity.

Bad debts – down $71 million or 15% on 2003

The charge for bad and doubtful debts decreased by $71 million or 15% on the pcp and was unchanged from the prior half.

The decreased charge resulted from a lower level of stressed loans, a benign credit environment and lower dynamic provisioning factors following a review of our loss given default experience and the quality of security held in our business banking portfolios in Australia and New Zealand. The growth in the general provision reflects the growth in our loan book rather than any credit outlook concerns. Total committed exposures increased by 14% on the pcp to $302,654 million, while stressed loans as a percentage of total commitments decreased by 21 basis points from September 2003 to 79 basis points at September 2004.

The charge for bad and doubtful debts from dynamic provisioning fell $149 million compared to the prior year. This reflects a $27 million benefit from revised dynamic provisioning factors in 2004 and the reclassification of dynamic provisioning balances related to several large exposures in the Institutional Bank as specific provisions or reductions in dynamic provisioning as several credit exposures were upgraded or were repaid. The lower dynamic provisioning charge was largely offset by higher specific provisions, with increased provisioning coverage on two existing impaired exposures, and lower write-backs of existing specific provisions. Specific provisioning coverage remains appropriate for the underlying risks with specific provisions as a percentage of impaired assets at 35% as at 30 September 2004, up from 26% as at 30 September 2003.

A review of our credit quality is contained in Section 3.3.

Tax expense – up $185 million or 25% on 2003

Tax expense increased $185 million or 25% on the prior corresponding period. Our effective tax rate is 26.1%, up 120 basis points on the pcp. The increase in our effective tax rate reflects the reduction in tax benefits from the Life Company as well as the write-off of deferred tax assets held in our New York branch ($12 million). Following a review of our offshore tax assets, we are no longer “virtually certain” that tax losses recognised previously are recoverable. During the year, we have also taken certain credit charges which have not been tax effected and have increased the Group’s general tax provision by $35 million. These items have also led to a higher effective tax rate.

Reversing policyholders tax recoveries ($33 million), the adjustment for life business tax rates ($22 million), and grossing up the reported tax charge to a pre-tax equivalent basis for various tax effective structured financing transactions ($269 million), our effective tax rate was 31.1%, up 70 basis points on 30 September 2003 and slightly above our expected medium term level of 29-31%.

Tax Consolidation

During the year ended 30 September 2004, Westpac Banking Corporation and its Australian wholly owned entities entered into tax consolidation, effective from 1 October 2002. The Australian Taxation Office has been notified of this decision. Implementation of tax consolidation has not had a material effect on the Group’s financial position.

NZIRD Review

As previously disclosed, the New Zealand Inland Revenue Department (NZIRD) is reviewing a number of structured finance transactions as part of its audit of the 1999 to 2002 tax years. This is part of a broader NZIRD investigation and review of structured finance transactions in the New Zealand market. On 5 August 2004 we received Notices of Proposed Adjustment (NOPAs) in respect of three structured finance transactions. On 29 September 2004 we received four further NOPAs in respect of the same three transactions. The NOPAs cover the 1999 to 2002 years and propose tax adjustments of up to approximately NZ$85 million (or NZ$113 million with interest) in disputed tax. The total potential disputed tax for these transactions for the 1999 to 2004 tax years is approximately NZ$97 million (or NZ$127 million with interest). On 30 September 2004, assessments in relation to these transactions were received in respect of the 1999 year. The additional tax assessed in respect of the transactions for the 1999 year only, is NZ$18 million (or NZ$25 million with interest). This amount is included in the maximum liability of NZ$97 million (NZ$127 million with interest) detailed above.

The NZIRD is also investigating other transactions undertaken by us, which have materially similar features to those for which assessments have been received. Should the NZIRD take the same position across all of these transactions, for the periods up to and including the year ended 30 September 2004, the overall primary tax in dispute will be approximately NZ$548 million (this includes the amounts noted above). With interest this increases to approximately NZ$647 million.

We are confident that the tax treatment applied in all cases is correct. We sought a binding ruling from the NZIRD on an initial transaction in 1999 which, following extensive review by the NZIRD, was confirmed in early 2001. The principles underlying that ruling are applicable to, and have been followed in, all subsequent transactions.

We also received independent tax and legal opinions at the time, which confirmed that the transactions complied with New Zealand law. Legal counsel has confirmed that the relevant parts of these opinions remain consistent with New Zealand law.

Based on the binding ruling received, the independent tax and legal advice obtained and the acknowledged need for future legislative change, we are confident that the original tax treatment applied by it in all cases is correct. As a result, no provision has been raised for any of these amounts.

On 21 September 2004 the New Zealand Government announced legislative proposals to address their concerns over the tax effect of transactions of this nature. The new rules will take effect from 1 July 2005. We, along with the rest of the industry, have worked cooperatively with the New Zealand authorities in the development of the new rules.

As a result of these changes we expect that our earnings from New Zealand structured finance transactions will be reduced in 2005 and largely eliminated by 2006.

3.3          CREDIT QUALITY

Balancing risk and reward is central to our business. Our approach to managing credit risk combined with a benign credit environment in the Australian and New Zealand markets and the resolution of a number of previously stressed exposures has led to our asset quality improving.

Stressed loans to total commitments declined 21 basis points from 30 September 2003 and 7 basis points from 31 March 2004 to 0.79%. The movement on the pcp is driven primarily by the improved credit quality of the Institutional Bank’s portfolio.

During the year we have seen a number of stressed loans repaid or returned to performing status; this has resulted in several write-backs from previous dynamic provisioning balances.

At 30 September 2004 only two impaired exposures were greater than $50 million, accounting for 38% of total impaired assets. A further 12 impaired exposures were less than $50 million, but greater than $5 million. Specific provision coverage of impaired assets is 35% (up from 26% at 30 September 2003 and down from 36% at 31 March 2004). The increase in provisioning coverage from 30 September 2003 was driven by increased provisioning on two existing impaired exposures.

Our current specific provisioning coverage is appropriate for the underlying risks.

The proportion of mortgage loans accruing but 90 days past due to mortgage outstandings increased 1 basis point from 30 September 2003 and decreased 2 basis points from 31 March 2004 to 0.16%.

The proportion of Australian business products 90 days past due to business outstandings increased 25 basis points over the year and 18 basis over the half year to 0.75%. The increase since 31 March 2004 reflects the repurchase of a small portfolio of equipment finance loans ($316 million) under the terms of the sale of AGC to GE Capital Finance in 2002 (10 basis points), a single large exposure which is no longer delinquent (7 basis points) and a return to more long term historic averages after an all time low in September 2003.

Other consumer loans 90 days past due (including credit card and personal loan products) at 0.96% have decreased 6 basis points from 30 September 2003 and 15 basis points from 31 March 2004. The decrease is a result of improved underwriting standards and collection strategies.

General provisions as a percentage of non-housing performing loans at 1.59% decreased 13 basis points since 30 September 2003 and 7 basis points since 31 March 2004. This reflects both the continued high credit quality of new loans being written and the reduction in the level of stressed loans.

(1)  Non-housing performing loans have been determined on a product basis, rather than on a loan purpose basis.

3.4          CAPITAL AND DIVIDENDS

As at 30 September 2004 the Adjusted Common Equity (ACE) to Risk Weighted Assets (RWA) ratio (ACE/RWA) was 4.8%, which is within our target range. The Tier 1 capital to RWA ratio was 6.9%, slightly above our target range. Our capital target ranges are:

•    Tier 1/ RWA in the range of 6.0-6.75%; and

•    ACE/RWA in the range of 4.5-5.0%.

RWA growth has been strong, increasing by $16 billion, up 11% on the prior corresponding period.

ACE

Over the year ended 30 September 2004, the ACE/RWA ratio decreased to 4.8% from 5.0%, representing a decrease in surplus capital over the midpoint of our target range (4.75%) of $308 million. Included in this reduction was $577 million, or 36 basis points, of equity which was returned to shareholders via buy backs during the year.

(1)  “Other” includes capital employed by non-banking subsidiaries, Specialised Capital Group investments and movements in the foreign currency translation reserve and deferred tax balances.

Organic capital generation during the year ended 30 September 2004 was slightly higher than the pcp, with cash earnings net of dividends contributing 62 basis points to the ACE ratio (2003 59 basis points). However, strong business growth resulted in higher levels of business capital usage.

Capital usage by the banking business reduced the ACE ratio by 50 basis points, (2003 55 basis points). The level of capital employed in non-banking subsidiaries also increased, due to growth in the capital requirements of the life insurance business, reducing the ACE ratio by 11 basis points (2003 16 basis points increase due to the return of surplus capital). An increase in capital deductions relating to Specialised Capital Group investments has decreased the ACE ratio by 13 basis points (2003 6 basis points reduction). This 13 basis point reduction reflects the $297 million investment in Epic, offset by $91 million due to the sale of an investment (Electranet). There were no acquisitions during 2004 (2003 71 basis points due to the acquisition of BTFM).

Movements in the foreign currency translation reserve and deferred tax balances had little effect on our ratios during the year, compared with a reduction of 11 basis points last year.

Discussions with ratings agencies have indicated that they expect banks to deduct the APRA defined deferred expenses from their ACE levels but that they are comfortable with banks reducing their target ratios accordingly. Westpac is not proposing to adjust either its calculated ACE measure or its target ratios until other adjustments, including those from the introduction of IFRS are fully incorporated.

Ordinary Equity

The number of ordinary shares on issue(6) has reduced during the period from 1,841 million to 1,831 million. During 2004 a $559 million off-market structured buy back reduced the number of Westpac ordinary shares by 38.5 million. An on-market buy back of an equivalent proportion of our NZ Class shares is currently underway with 1.1 million NZ Class shares repurchased to date. New equity issuance from the Dividend Reinvestment Plan and employee share and option plans increased shares on issue by 29 million.

Hybrid Equity

Following the issue of the US$525 million 2004 TPS and the redemption of the US$322.5 million TOPrS hybrid issue, Westpac has $2.9 billion of innovative equity on issue. This is slightly above the maximum level that the Australian Prudential Regulation Authority (APRA) allows for qualifying Tier 1 capital purposes. The component of hybrid equity that is in excess of APRA’s innovative equity limit is treated as Tier 2 capital for capital adequacy purposes.

NZ Class shares

We indicated in our 2001 Profit Announcement that the New Business Tax System (Debt and Equity) Act 2001 may have implications for the NZ Class shares. The Australian Taxation Office has advised us that Westpac will be subject to franking debits in respect of some payments in the NZ Class share structure. It is anticipated that franking debits will apply from July 2005. As the change in law affects the NZ Class shares, Westpac has a right to trigger an Exchange Event and exchange NZ Class shares for Westpac ordinary shares. Westpac is considering its position, including ways to make the structure more efficient, and will provide further information when its position is clearer. It is expected that this should occur no later than Westpac’s half yearly results announcement in May 2005 because of the need for detailed consultations with regulatory and tax authorities in Australia and New Zealand.

Dividends

We continue our policy of increasing dividends in line with sustainable growth in cash earnings and franking capacity. The directors have determined to pay a fully franked final dividend of 44 cents per share. This represents an increase of 4 cents (10%) over the pcp, close to growth in cash earnings per share of 11%. Our dividend payout ratio of 62% of cash earnings during the year ended 30 September 2004 compares with 63% in 2003.

Dividend growth is constrained by the strong growth in Risk Weighted Assets resulting from our ongoing business growth.

Our ability to continue to fully frank dividends remains strong, with our adjusted franking account balance at $571 million as at 30 September 2004 after allowing for the final dividend (30 September 2003 $612 million).

(6)  Includes NZ Class shares.

Note: While NZ Class shares are equivalent to ordinary shares for the purpose of EPS, ROE and ACE, they are deemed by APRA to be innovative equity, and are a component of the 25% innovative limit for Tier 1 capital.

3.5          CORPORATE GOVERNANCE AND RESPONSIBILITY

Sustainability Initiatives

In the year, we continued to strengthen the sustainability of our business across the financial, social and environmental dimensions through a range of diverse initiatives. Importantly, the embedding of sustainability practices within Westpac has enhanced our resilience and positively contributed to the financial results.

Protecting stakeholder interests has remained at the forefront of our sustainability initiatives. Consistent with this, global and local best practice developments in corporate governance and responsibility have again been adopted where relevant.

Involvement has also been maintained with key global intermediaries that are dedicated to enhancing sustainability, including the Global Compact, the World Business Council for Sustainable Development, the United Nations sponsored Global Reporting Initiative and the United Nations Environment Program Finance Initiatives (UNEP-FI). The resultant participation in collaborative studies, international benchmarking of performance, extensive outreach activities, and the promotion of sustainable business practices in industry and other forums has ensured we remain at best practice.

The major sustainability initiatives conducted in the year have included the establishment of the Community Consultative Council, chaired by the CEO, to enhance our engagement with stakeholders. The Council brings together the leaders of key external stakeholders to provide feedback on Westpac policies and strategic direction and to explore how best to collaborate in addressing key sustainability issues.

In June, Westpac was one of only 20 endorsing institutions for the Global Compact’s financial sector initiative “Who Cares Wins”. The initiative seeks to better integrate environmental, social and governance issues in analysis, asset management and securities brokerage. We also further enhanced our workplace diversity initiatives, targeting working mothers and mature aged workers, as well as childcare and other initiatives.

Significant progress was also made in the year in assessing the social, ethical and environmental performance of our suppliers. As a result, the majority of Westpac’s current top 100 suppliers, accounting for approximately 80% of procurement spend, have now been assessed against comprehensive performance criteria.

Consistent with our commitment to transparency and accountability, our third Social Impact Report was published in July incorporating reporting against some 115 performance measures.

External Governance and Responsibility Assessment

As in prior years, we have put our corporate governance and sustainability practices to the test through independent external assessments. The following summarises our latest sustainability and governance ratings:

•    The Dow Jones Sustainability Index 2004-2005: No. 1 rating for banks globally for the third year in a row;

•    Governance Metrics International Global Corporate Governance Ratings September 2004: one of only 26 companies and the only Australian company and only bank globally to receive a top score of 10.0, ranked against some 2,588 companies globally;

•    Corporate Responsibility Index August 2004: No. 1 rating;

•    Corp Rate Index April 2004: Westpac was top rated for corporate responsibility amongst the ASX top 50 companies in a joint assessment by The Australian Consumer Association, Oxfam Community Aid Abroad and the Australian Conservation Foundation;

•    ASX Corporate Governance Council: commended for outstanding effort in reporting against the new corporate governance principles;

•    Howarth Corporate Governance Report September 2004: one of 17 of the top 250 Australian companies to receive the top five star rating and ranked equal second overall;

•    Corporate Monitor, reported in Ethical Investor magazine: the top rated large company; and

•    Storebrand Investments April 2004: rated best in class for social and environmental performance and No. 1 of 94 global banks rated.

3.6          OUTLOOK

The Australian economy continues to perform well supported by the strength of global economic activity. The composition of growth is changing from being consumption led to being driven by net exports and business investment. This is a more sustainable basis for growth but does mean that credit growth is likely to be lower than we have experienced in recent years.

The New Zealand economy has also been growing strongly although the policy response there is likely to constrain growth more sharply in 2005 than in Australia.

The revenue outlook for next year remains positive although is partly clouded by some conflicting forces:

•    On the positive side is the good momentum and strong competitive position that most of our businesses are in, supported by sound economic fundamentals; and

•    On the negative side is lower credit growth and the clearer picture of intensifying competition from both new entrants and established market participants.

Our expense growth is likely to continue to be at the upper end of our target range as a result of:

•    Higher software amortisation costs as a consequence of the investment in the business that we have undertaken over the past two years; and

•    Higher costs related to the significant compliance activity required in 2005 to meet the requirements of Sarbanes-Oxley legislation, the transition to IFRS, preparing for the Basel II capital accord and the expected Anti Money Laundering legislation.

Our performance over the past two years has been assisted by a quite benign bad debt environment. Bad debt expense has been below our long run expectations and we see this continuing in the near term.

Taken as a whole we expect the operating environment to be more challenging but continue to expect our businesses to perform well in the year ahead given the untapped potential in most of our customer bases and the good momentum we have built up.

We expect that we will be able to continue to deliver strong results at the upper end of the sector for our shareholders in 2005.

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4.0 BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2004

Business unit results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management, rather than the legal structure. (These results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, comparatives have been restated and may differ from results previously reported.

Any internal transfer-pricing framework attributes value between business units. Its primary attributes are:

•             Product groups pay the distribution units an arm’s length fee based on external market benchmarks; and

•             Product balances are fully transfer-priced at inter-bank rates according to the tenor of the underlying transactions. All overhead costs are allocated to revenue generating businesses, and capital is allocated to business groups using designated risk factors.

Cash earnings

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sep 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sep 03- Sep 04
Business and Consumer Banking	698	652	7	1,350	1,165	16
Westpac Institutional Bank	256	225	14	481	384	25
New Zealand(1)	214	192	11	406	342	19
BT Financial Group (Australia)(2)	100	96	4	196	169	16
Pacific Banking	29	27	7	56	58	(3)
Group Business Unit(3)	29	41	(29)	70	153	(54)
Total Group cash earnings	1,326	1,233	8	2,559	2,271	13

Wealth Management
Australia	100	96	4	196	169	16
New Zealand	12	15	(20)	27	24	13
Total Wealth Management	112	111	1	223	193	16

Total banking cash earnings	1,214	1,122	8	2,336	2,078	12

Expense to income ratio

%	Half Year Sept 04	Half Year March 04	Mov’t Mar 04- Sept 04		Full Year Sept 04	Full Year Sept 03	Mov’t Sept 03- Sept 04
Business and Consumer Banking	52.3%	52.2%	(10bps	)	52.2%	54.4%	220bps
Westpac Institutional Bank	46.7%	42.4%	(430bps	)	44.7%	42.1%	(260bps	)
New Zealand	47.6%	48.9%	130bps		48.2%	49.2%	100bps
BT Financial Group (Australia)	60.0%	60.4%	40bps		60.2%	62.0%	180bps
Pacific Banking	38.6%	34.8%	(380bps	)	36.7%	38.6%	190bps
Total Group ratio	48.8%	49.6%	80bps		49.2%	51.3%	210bps

Wealth Management(4)
Funds Management	64.7%	66.5%	180bps		65.6%	69.0%	340bps
Life Insurance	38.2%	32.4%	(580bps	)	35.3%	29.9%	(540bps	)
Total Wealth Management ratio	58.6%	58.5%	(10bps	)	58.5%	60.7%	220bps

Total banking ratio	47.8%	48.7%	90bps		48.3%	50.4%	210bps

(1)       New Zealand comprises our New Zealand retail banking operations and wealth management businesses including Westpac Investment Management, our New Zealand Life business and BT New Zealand. New Zealand results are converted to Australian dollars at the average hedge exchange rate for the year (2004: 1.1115; 2003: 1.1975). Refer Section 4.3 for New Zealand segment results in New Zealand dollars.

(2)       BTFG (Australia) represents our Australian wealth management business, including our legacy asset management businesses.

(3)       Group Business Unit includes Group Treasury and the Corporate Centre, as well as certain accounting entries to facilitate the presentation of our operating segments.

(4)       Includes our New Zealand and Australian wealth management businesses.

4.1         BUSINESS AND CONSUMER BANKING

Business and Consumer Banking (BCB) is responsible for product development, sales and servicing for all retail banking customers and small to medium sized businesses. Core business activities are conducted through a nationwide network of branches, call centres, ATMs, internet banking and mobile sales forces. BCB’s front line staff are responsible for the delivery of sales and service related functions for a broad range of financial products including home, personal and business finance lending, savings and investment accounts, credit cards and wealth products.

4.1.1                     Total BCB

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Net interest income	1,753	1,670	5	3,423	3,043	12
Non-interest income	670	637	5	1,307	1,298	1
Operating income	2,423	2,307	5	4,730	4,341	9
Operating expenses	(1,267)	(1,204)	(5)	(2,471)	(2,361)	(5)
Core earnings	1,156	1,103	5	2,259	1,980	14
Bad debts	(169)	(171)	1	(340)	(321)	(6)
Operating profit before tax	987	932	6	1,919	1,659	16
Tax and outside equity interests	(289)	(280)	(3)	(569)	(494)	(15)
Cash earnings	698	652	7	1,350	1,165	16
Goodwill amortisation	(29)	(29)	—	(58)	(58)	—
Profit on operations	669	623	7	1,292	1,107	17

Economic profit	555	514	8	1,069	892	20
Expense to income ratio	52.3%	52.2%	(10bps )	52.2%	54.4%	220bps

	$bn	$bn		$bn	$bn
Deposits	74.7	72.8	3	74.7	69.5	7
Net loans and acceptances	135.2	128.8	5	135.2	120.8	12
Total assets	138.1	131.4	5	138.1	123.3	12

Financial Performance

Full Year

Our focus on profitable growth across all our key portfolios has been the principal driver of the 16% lift on cash earnings.

Net interest income showed a significant increase as all key loan and deposit portfolios grew strongly and compression in product spreads was contained.

•             On a spot basis, mortgage balances grew 12%, card balances were up 13%, business finance and working capital lending grew 15% and deposits increased 7%; and

•             Product spread contracted 2 basis points overall due to changes in the product mix towards lower margin products. Increased spreads on deposits, from the Reserve Bank of Australia (RBA) rate increases late in 2003, were offset by margin compression in mortgages (mainly due to yield curve effects), and in cards.

Non-interest income was flat over the year as card interchange income fell markedly after the implementation of the RBA credit card reforms in November 2003.  The loss of this income has been addressed through:

•             Implementation of initiatives within our card products, including the repricing of reward points and the launch of our AMEX companion card;

•             Significant fee income growth from retail deposits following increased volumes and active product management; and

•             Increases in other lending fee income as a result of continued balance sheet growth in mortgages and business finance.

As part of our agreement to sell AGC to GE Capital Finance in 2002, we committed to repurchase a portfolio of equipment finance assets during 2004 (referred to below as the AGC portfolio). This had the following impact on our 2004 result:

•             Net interest income down $11 million ($7 million business distribution and $4 million business product) representing costs incurred in reacquiring the portfolio;

•             Bad debts expense up $14 million due to additional provisioning required for the portfolio; and

•             Assets increased by $316 million.

The increase in total operating expenses reflects continued investment in BCB’s core strategic projects including the roll-out of our customer relationship management system (Reach), streamlining of lending origination processes (Pinnacle) and implementation of a common technology platform throughout the Group (One Bank Platform). Further, the number of FTE employees in BCB increased by 225, including significant investment in customer-facing capability primarily in our branch network, partly offset by efficiencies from the consolidation of our contact centres. The expense to income ratio improved by a further 2.2% to 52.2% as a result of the significant lift in revenue.

The increase in net bad debt charges was largely due to $25 million of increased provisioning from the growth in the cards portfolio, $14 million increased provisioning due to the AGC portfolio, partly offset by a $5 million credit from changes in provisioning factors in 2004, following a review of our loan experience in recent years.

Second Half

While, as expected, housing credit growth and savings and investments income eased in the second half, the momentum in net interest income growth was maintained through both solid balance sheet growth in other lending portfolios, notably business banking, and the maintenance of product spreads in the face of heightened competition.

Further, growth in non-interest income improved during the second half. While the negative impact of the reduction in cards interchange fees affected both reporting periods, the lower cost of reward points and increased size of other lending portfolios boosted the second half fee income.

The increase in operating expenses in the second half reflects the seasonal uplift in revenue-generating spend; the expense to income ratio remained relatively steady at 52.3%. Investment in strategic programs also increased in the second half coupled with increased spend on ongoing and new expense management initiatives.

Bad debt charges were broadly in line with the first half. Increases in business bad debts (from the repurchase of the AGC portfolio) and organic book growth were offset by lower provisioning for the cards business due to slowing growth in outstandings.

4.1.2      Consumer Distribution

The Consumer Distribution segment comprises sales and service for customers that have a personal relationship with BCB through a range of products including home lending, credit cards, transaction and deposit accounts, personal lending, general insurance and wealth. Sales and servicing activities occur through the nationwide service network, the home loan sales force, internet banking and the wealth distribution sales force. The bad debts charge for consumer customers is recognised in the consumer product division.

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Net interest income	(32)	(27)	(19)	(59)	(36)	(64)
Non-interest income	684	655	4	1,339	1,217	10
Operating income	652	628	4	1,280	1,181	8
Operating expenses	(419)	(396)	(6)	(815)	(775)	(5)
Core earnings	233	232	0	465	406	15
Bad debts	—	—	—	—	—	—
Operating profit before tax	233	232	0	465	406	15
Tax and outside equity interests	(70)	(70)	—	(140)	(120)	(17)
Cash earnings	163	162	1	325	286	14
Goodwill amortisation	(8)	(8)	—	(16)	(16)	—
Profit on operations	155	154	1	309	270	14

Expense to income ratio	64.3%	63.1%	(120bps )	63.7%	65.6%	190bps

	$bn	$bn		$bn	$bn
Assets	0.5	0.5	—	0.5	0.4	25

Financial Performance

Full Year

The significant drivers of the increase in operating income were strong growth in the principal consumer portfolios.  Wealth commissions were up 7%, retail deposit balances increased 8% and mortgage outstandings grew 12%.

While the volume of new mortgage lending fell 11% compared with 2003, mortgage churn improved to 14.5% of loans, down from 15.8%. By focusing on the more profitable sectors of the housing market, we have maintained income growth from mortgages in line with underlying asset growth.

Operating expenses included both incremental and ongoing investment in a number of key strategic projects covering lending origination systems, customer relationship management systems, the expansion of our customer-facing capability, and a greater number of sites opening for extended trading hours.

Second Half

Second half income slowed due to:

•             A reduction in the growth rate of the mortgage portfolio in line with recent easing in housing credit growth; and

•             Changes to the product mix across the consumer savings portfolio, as the lower margin term deposit book grew at a faster rate than the higher yielding savings book.

These factors were mitigated by increased growth in cards revenue, driven by transactional fee income and margin improvements, and higher wealth commissions.

Expense increases reflect the concentration of project related outlays in the second half.

4.1.3      Consumer Products

Consumer Products comprises home lending, credit cards, transaction and deposit accounts, personal loans, and general insurance. Sales and service commissions passed to the distribution businesses are recorded as a charge against non-interest income, causing Consumer Products non-interest income to show a loss. The bad debts charge for these products is recognised in this division.

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Net interest income	1,191	1,142	4	2,333	2,078	12
Non-interest income	(537)	(537)	—	(1,074)	(877)	(22)
Operating income	654	605	8	1,259	1,201	5
Operating expenses	(230)	(223)	(3)	(453)	(426)	(6)
Core earnings	424	382	11	806	775	4
Bad debts	(119)	(153)	22	(272)	(223)	(22)
Operating profit before tax	305	229	33	534	552	(3)
Tax and outside equity interests	(92)	(68)	(35)	(160)	(167)	4
Cash earnings	213	161	32	374	385	(3)
Goodwill amortisation	(9)	(9)	—	(18)	(18)	—
Profit on operations	204	152	34	356	367	(3)

Expense to income ratio	35.2%	36.9%	170bps	36.0%	35.5%	(50bps )

	$bn	$bn		$bn	$bn
Deposits	50.4	49.0	3	50.4	46.8	8
Net loans and acceptances	98.8	95.0	4	98.8	89.0	11
Total assets	99.5	95.8	4	99.5	89.7	11

Financial Performance

Full Year

Significant drivers of the increase in operating income include:

•             Home loan outstandings up $9 billion (12%), retail deposits up $4 billion (8%), and credit card outstandings up $571 million (13%);

•             Spread on our consumer deposits recovered 10 basis points following RBA interest rate increases; however, this was partly offset by spread compression in mortgages (4 basis points), as a result of both yield curve effects and product mix;

•             The material reduction in interchange income was due to the RBA’s credit card reforms. The response to this (repricing the reward points program, the AMEX companion card and fee increases implemented early in 2003) compensated in part for this income loss;

•             Other lending fee income increased as a result of improved fee collection processes and continued balance sheet growth in mortgages and retail deposits; and

•             Our general insurance business grew income $15 million (18%) due to favourable underwriting conditions.

The strong growth in product balances led to a significant increase in commission payments to our distribution business.

Operating expenses increased due to business growth and an uplift in strategic investment spend including the migration of card processing to a new outsourced platform.

The bad debts charge uplift was primarily due to a $37 million charge for the revision of dynamic provisioning factors in 2004 reflecting a review of our recent loan loss experience across the consumer portfolio, and growth in the credit card portfolio.

Second Half

Interest income growth was more subdued as the slowdown in mortgage growth started to take hold.  This was also reflected in stable commission payments to the distribution business.

Operating expenses increased in line with the full year pattern. In addition there was continued investment in ongoing and new expense management initiatives.

The bad debts charge decreased as growth in credit card outstandings slowed in the second half.

4.1.4                     Consumer Customers Key Business Drivers

Source: Australian Prudential Regulation Authority/Reserve Bank of Australia.

(1)       Household credit includes mortgages, other personal lending and margin lending.

(2)       Retail deposits at 30 September 2004 comprise 47% consumer deposits and 53% business deposits.

Household credit market share fell over the year in part because we focused on profitable market share segments and adopted a more cautious approach in some of the higher risk sectors of the market: growth in outstandings was below system.

Retail deposit market share rose over the year, with market share of 14.3% at September 2004.

Our strategy of profitable mortgage growth resulted in mortgage income increasing in line with loan growth. Mortgage margins fell by 4 basis points, from 1.22% to 1.18%, as a result of:

•             2 basis points lag in repricing after RBA rate changes; and

•             A mix change towards fixed rate mortgages, 2 basis points.

Credit card margins increased in the second half as part of the Virgin Card portfolio reverted from the low introductory rate back to the carded interest rate. Compared with 2003, other lending fell as a lower proportion of customers paid interest on cards outstandings and an increasing share of balances were on the low rate Virgin card.

Home lending continues to lead growth in consumer lending. Full year home lending growth was 12% (2003: 18%). New lending decreased 11% as we stood back from opportunities for volume acquisition in low margin and higher risk sectors of the market. Active management of mortgage-broker relationships resulted in broker-originated lending falling to 26%, a reduction of 2% on 2003.

Credit card outstandings increased $571 million (13%) compared with 2003. The Virgin Credit Card was the predominant driver of growth.

Term deposits were the primary driver of growth in consumer savings and deposits, which increased $3.8 billion (8%) over 2003.

Consumer deposit margins increased 6 basis points on 2003 as the RBA raised rates late in 2003. Deposit margins were adversely impacted by 4 basis points compared to the prior half due to the change in portfolio mix towards lower margin term deposits.

The consumer credit environment generally remained favourable. At year end, 90 day+ delinquencies for mortgage products were 1 basis point lower than March 2004 and 2 basis points higher than 2003 year end. Other Consumer Lending (overdrafts, credit cards and personal loans) 90 day+ delinquencies at year end decreased 14 basis points from March 2004 and 10 basis points from 2003 year end.

(1)  Peer Group comprises ANZ, NAB, CBA and SGB.

Since September 2003, we have lifted consumer customer satisfaction 4.1%, a one and a half times greater increase than our peer group. These results show that our Ask Once service initiatives and more flexible branch hours are continuing to deliver positive and tangible improvements for customers.

4.1.5      Business Distribution

The Business Distribution segment comprises our small to medium sized business customers. Sales & servicing of these customers occurs though our middle market and small business sales force and service centres. Products include business lending, deposit and transaction accounts and working capital activities. The bad debts charge for business customers is recognised in this division.

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Net interest income	58	46	26	104	72	44
Non-interest income	799	785	2	1,584	1,432	11
Operating income	857	831	3	1,688	1,504	12
Operating expenses	(471)	(443)	(6)	(914)	(885)	(3)
Core earnings	386	388	(1)	774	619	25
Bad debts	(50)	(18)	(178)	(68)	(98)	31
Operating profit before tax	336	370	(9)	706	521	36
Tax and outside equity interests	(95)	(111)	14	(206)	(153)	(35)
Cash earnings	241	259	(7)	500	368	36
Goodwill amortisation	(11)	(11)	—	(22)	(22)	—
Profit on operations	230	248	(7)	478	346	38

Expense to income ratio	55.0%	53.3%	(170bps )	54.1%	58.8%	470bps

	$bn	$bn		$bn	$bn
Assets	0.8	0.8	—	0.8	0.9	(11)

Financial Performance

Full Year

Operating income increased due to strong growth in the principal business portfolios, in particular:

•             Business finance portfolios grew 15% with stable margins;

•             Business transaction portfolios grew 6% with firmer margins; and

•             Fee income grew across a range of products due to active product management.

Operating expense increases reflect strategic investment spend on lending origination systems, customer management systems and continued investment in operational front line capability to further penetrate and serve key customer markets in the SME sector. This investment largely occurred in the second half and will generate returns in later years. Expense containment and strong revenue growth, particularly in the first half were the drivers of the fall in the cost to income ratio.

The decrease in bad debts charge includes:

•             $42 million credit for revision of dynamic provisioning factors in 2004 reflecting a review of our recent loan loss experience across the business portfolio, offsetting to a large extent the charge for new lending; and

•             A charge of $14 million for the AGC portfolio.

Second Half

Cash earnings decreased on the first half, driven by continued investment spend and the one-off repurchase of assets affecting income, expenses and bad debts.

Fee income stabilised at higher levels, with the growth over the half less than growth over the year. Income was affected by a one-off charge of $7 million related to finalising the repurchase of the AGC portfolio.

Expense growth over the half was driven by investment in operational front line capability, continued investment in ongoing and new expense management initiatives and timing differences in GST recoveries between the first and second halves.

The increase in bad debts expense includes $14 million for the AGC portfolio. The residual bad debt growth related to dynamic provisioning charges on our organic portfolio growth.

4.1.6      Business Products

Business Products includes business lending, deposit and transaction accounts, and working capital activities. Sales and service commissions passed to the distribution businesses are recorded as a charge against non-interest income. This explains why non-interest income numbers are negative. The bad debts charge for business customers is recognised in the business distribution business.

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Net interest income	536	509	5	1,045	929	12
Non-interest income	(276)	(266)	(4)	(542)	(474)	(14)
Operating income	260	243	7	503	455	11
Operating expenses	(147)	(142)	(4)	(289)	(275)	(5)
Core earnings	113	101	12	214	180	19
Bad debts	—	—	—	—	—	—
Operating profit before tax	113	101	12	214	180	19
Tax and outside equity interests	(32)	(31)	(3)	(63)	(54)	(17)
Cash earnings	81	70	16	151	126	20
Goodwill amortisation	(1)	(1)	—	(2)	(2)	—
Profit on operations	80	69	16	149	124	20

Expense to income ratio	56.5%	58.4%	190bps	57.4%	60.4%	300bps

	$bn	$bn		$bn	$bn
Deposits	24.3	23.8	2	24.3	22.7	7
Net loans and acceptances	36.4	33.8	8	36.4	31.8	15
Total assets	37.2	34.3	8	37.2	32.3	15

Financial Performance

Full Year

Significant drivers of the increase in operating income included:

•             Strong growth in business lending. The equipment finance portfolio increased $2 billion or 38%, while term lending and commercial bill outstandings grew $3 billion or 12%; and

•             Strong growth in our merchant acquiring business through both increased spend and an increased number of merchant terminals.

Operating expenses increased due to business growth and investment in lending origination systems and customer management systems.

Second Half

Operating income increased due to continued growth in the business lending portfolio, particularly in the equipment finance portfolio.

Operating expenses increased due to business growth and increased strategic investment including spend on lending origination systems and customer management systems

4.1.7      Business Customers Key Business Drivers

Business deposit spreads increased, offset by a contraction in business overdraft spreads, as a result of RBA rate increases in 2003.

(1)  Comprises term lending, bills, business overdrafts and equipment finance.

Business lending outstandings grew by 15% over the prior year, well ahead of system growth. All portfolios performed well, including:

•               Equipment Finance 38% growth (partly from the AGC portfolio)

•               Term Lending & Bills 12% growth.

Additional customer-facing capability aimed at the SME sector saw 14% growth coming through the Priority Business Banking channel.

(1)  Business deposits includes working capital, business transaction and savings, and vostro accounts.

The rate of growth of our business deposits has slowed over the period, with growth of 6% over the year to September 2004 compared with 13% for the year to March 2004.

Business lending growth rates remain strong, albeit at lower levels than 2003 with particularly strong result from our term lending and bills portfolio.

We have continued targeting SME, including placing specialist business-finance staff into branches to take advantage of the significant number of business customers who continue to use our branch network.

The ratio of impaired assets to total committed exposure at 30 September 2004 increased 1 basis point over 31 March 2004 and 3 basis points over 30 September 2003. This reflects a maturing in our equipment finance portfolio, and impaired assets identified subsequent to the reacquisition of the AGC portfolio.

Source: TNS Business Finance Monitor (% Very/Fairly Satisfied, 4 Quarter Average)

Customer satisfaction in Middle Markets remained high, improving marginally to 68.1%. Satisfaction in the SME sector increased 4.6% points to 63.2%. The continuing investment in front-line capabilities in these sectors, such as the rollout of our Business Finance Managers, has increased both market share and the quality of experience for customers.

4.2         WESTPAC INSTITUTIONAL BANK

The Institutional Bank meets the financial needs of corporations and institutions either based in, or with interests in Australia and New Zealand. It also provides certain services including the manufacture and origination of structured products to middle market business banking customers in those markets.

Epic

On 2 June 2004, Hastings Funds Management acquired a 100% interest in a group of companies holding three strategically placed natural gas transmission pipeline assets (Epic) via a trust structure. As at 30 September these assets were on the balance sheet of the Institutional Bank. The assets are scheduled to be sold to investors via the Hastings Diversified Utilities Fund. The impact on consolidated revenues and expenses at 30 September 2004 is $27 million and $22 million respectively.

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Net interest income(1)	225	227	(1)	452	423	7
Non-interest income	450	334	35	784	698	12
Operating income	675	561	20	1,236	1,121	10
Operating expenses	(315)	(238)	(32)	(553)	(472)	(17)
Core earnings	360	323	11	683	649	5
Bad debts	3	2	50	5	(107)	105
Operating profit before tax	363	325	12	688	542	27
Tax and outside equity interests(1)	(107)	(100)	(7)	(207)	(158)	(31)
Cash earnings	256	225	14	481	384	25
Goodwill amortisation	(1)	(1)	—	(2)	(2)	—
Profit on operations	255	224	14	479	382	25

Economic profit	151	127	19	278	217	28
Expense to income ratio	46.7%	42.4%	(430bps )	44.7%	42.1%	(260bps )

	$bn	$bn		$bn	$bn
Deposits	13.9	12.3	13	13.9	10.9	28
Net loans and acceptances	25.5	22.6	13	25.5	22.2	15
Total assets	48.8	49.8	(2)	48.8	52.2	(7)

Financial Performance

Full Year

In 2004, the Institutional Bank focused on its client-led strategy and also implemented additional initiatives to further enhance growth following a strategic review in 2003. These initiatives have focused on building our core product capabilities and leadership, enhancing the effectiveness of our relationship management client model and creating new capabilities to capitalise on growing investor demand for structured capital and alternative assets.

(1)       Includes $269 million tax equivalent gross up in the year to 30 September 2004 ($143 million first half and $126 million second half) and $211 million in the year to 30 September 2003 ($103 million first half and $108 million second half). We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax. The transactions include both structured financing transactions and transactions that derive franking credit benefits. To provide comparability, this income is presented on a tax equivalent basis. The average balance sheet, net interest spread and net interest margin include the tax equivalent gross up in relation to financing transactions only $222 million in 2004 ($214 million benefit in interest income and $8 million benefit in interest expense) ($106 million first half and $116 million second half) and $197 million in 2003.

Operating income increased 10% or $115 million due to increased activity with our clients, particularly in Debt Capital Markets, Transactional Banking and general financing. There were also strong results in the Specialised Capital Group. Financial Markets revenues were down 10%. Key highlights of the result included:

•             A strong performance in Corporate and Institutional Banking including a 12% increase in total client revenue (excluding trading) on the prior year to $899 million. This includes $42 million (22%) increase in financing revenues, due to solid growth in syndications and bridging facilities and stable margins throughout the year. Fee income growth was supported by increased activity in corporate refinancing;

•             $24 million (52%) increase in revenues within the Specialised Capital Group (excluding Epic and performance fees earned from our private equity business). The business performed strongly benefiting from the continued growth of the alternative asset investment class;

•             $24 million (30%) increase in Debt Capital Markets revenues from an upward revaluation in offshore investment securities, stronger fee income in the structured securities business, and growth in structured credit transactions; and

•             $45 million decrease in Financial Markets product income due to weaker outcomes across both interest rate and foreign exchange trading, partly offset by growth in the energy and equity trading business. Financial Markets performance was also impacted by the write-down of our investment in a US foreign exchange portal ($6 million).

Operating expenses increased due to:

•             $13 million in performance incentives relating to Westpac’s private equity business;

•             $11 million provision relating to organisational restructure; and

•             $22 million associated with the consolidation of Epic from 2 June 2004.

Excluding these items, expenses have increased 7% ($35 million) on the prior year, primarily in personnel costs and transaction related expenses. Average FTE numbers increased by 106 (or 9%) over the year due to the full year impact of growth within Specialised Capital Group and Investor Sales. Excluding Epic average FTE decreased 42 (or 3%).

Bad debts charges fell over 2003 levels as we have seen no new major corporate defaults and the continued benign credit environment has led to upgrades and repayments in stressed loans. Dynamic provisioning balances fell as several credit exposures were either transferred to impaired status with specific provisions, upgraded or repaid.

2004 tax expense includes a $12 million write off of deferred tax assets held in our New York branch. Following a review of our offshore tax assets, we are no longer “virtually certain” that tax losses recognised previously are recoverable.

Second Half

Second half performance saw significant revenue growth as Specialised Capital Group and Debt Capital Markets executed a greater number of mandates. We also saw relatively stronger performance in Financial Markets in the second half.

The majority of the unusual expense increases outlined above (Epic, private equity and restructuring) occurred in the second half.

Bad debt write-backs continued into the second half as the benign credit environment continued.

Key Business Drivers

(1)  Peter Lee results. * numbers denote ranking

The 2004 Peter Lee and Associates (formerly Greenwich) surveys demonstrated the success of our focus on clients. The results showed an improvement in the Australian lead bank position from 27% share in 2003 to 37%, and equal first ranking. We also achieved the fastest rate of improvement across key service indicators compared to competitors.

Our New Zealand operations remained the stand-out bank for service quality and ranked No.1 on the Relationship Quality Index for the third year running.

There was an upward trend in revenues across the activities of Specialised Capital Group, Debt Capital Markets and the financing book. This revenue growth was offset by a fall in Financial Markets revenue from lower trading income.

Financial Markets revenues recovered in the second half, driven by growth in revenue from interest rate products. There was general improvement in revenues from all products, including fixed interest, credit trading and swaps.

Credit quality remains sound with Total Committed Exposure to investment grade counterparties stable at approximately 91% of total commitments.

Downgrades on two specific names partly offset by repayments, write-backs, write-offs and foreign exchange movements caused impaired assets to increase 7% to $445 million on 2003.

However, the pipeline of watchlist, substandard and past due loans reduced $444 million to $873 million over the year due to repayments, recoveries and net upgrades.

Notable transactions during the year included:

•             Delhi Petroleum Pty Limited - structuring, arranging and underwriting of a US$247 million Reserve Base Financing Facility and A$300 million Capital Notes for the acquisition financing of Delhi Petroleum Pty Limited from ExxonMobil Corporation;

•             Techpac Holdings Limited - sole arranger of A$280 million multi option debt facility and receivables program;

•             Stockland Group - Stockland Direct Office Trust No. 1, Waterfront Place, Brisbane, QLD 4000 - arranger and equity underwriter of $66.5 million unlisted public offer; and

•             Publishing and Broadcasting Limited - Joint Lead Agent with alliance partner Banc of America Securities for the issuance of US$440 million of Senior Notes to institutional investors in the US Private Placement market.

4.3         NEW ZEALAND

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. New Zealand includes Westpac Investment Management, New Zealand Life Company and BT New Zealand. The results do not include the earnings of our New Zealand Institutional Bank. All figures are in New Zealand dollars (NZ$). (Australian dollar (A$) equivalents are included in Section 8).

NZ$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Y ear Sept 03	% Mov’t Sept 03- Sept 04
Net interest income	459	434	6	893	838	7
Non-interest income	239	223	7	462	422	9
Operating income	698	657	6	1,355	1,260	8
Operating expenses	(332)	(321)	(3)	(653)	(620)	(5)
Core earnings	366	336	9	702	640	10
Bad debts	(19)	(22)	14	(41)	(54)	24
Operating profit before tax	347	314	11	661	586	13
Tax and outside equity interests	(110)	(100)	(10)	(210)	(177)	(19)
Cash earnings	237	214	11	451	409	10
Goodwill amortisation	(24)	(24)	—	(48)	(47)	(2)
Profit on operations	213	190	12	403	362	11

Economic profit	128	106	21	234	200	17
Cash earnings A$	214	192	11	406	342	19
Expense to income ratio	47.6%	48.9%	130bps	48.2%	49.2%	100bps

	$bn	$bn		$bn	$bn
Deposits	18.6	18.1	3	18.6	17.3	8
Net loans	28.2	26.7	6	28.2	24.5	15
Total assets	29.8	28.0	6	29.8	25.8	16
Funds under management	2.4	3.4	(29)	2.4	3.3	(27)

Financial Performance (NZ$)

Full Year

New Zealand cash earnings increased due to strong asset growth, improved fee collection and lower bad debts charges.

Net interest income increased mainly due to strong growth in lending and deposit balances, partly offset by margin compression. The following factors drove the overall increase:

•             $80 million increase from volume growth across all portfolios - housing lending up 17%, business lending up 12% and deposits up 8%. In the housing market, we continue to grow market share capturing 21% (2003: 15%) of new lending compared to our market share of outstandings of 20%;

•             The quality of our lending product, our improved sales force capability, and improved customer satisfaction; and

•             $26 million decrease from margin compression across both lending and deposit portfolios due to competitive pressures, and customers switching to lower margin products following the recent Official Cash Rate increases.

Non-interest income rose as a greater focus was placed on collecting existing fees, certain fees were brought in line with market following a pricing review and we achieved stronger lending and deposit volumes.

Operating expenses were up mainly due to increased personnel costs. FTE staff numbers rose as additional customer-facing staff were hired across all business to support improved service.

Bad debt charges decreased due to lower write-offs reflecting improved underwriting standards and a $9 million benefit from a reduction in expected loss factors in 2004. This was partly offset by increased provisioning from higher volumes of business written during the year.

At 30 September 2004, we finalised the fair value adjustments made in respect of the acquisition of BT New Zealand in November 2002, and reduced goodwill recognised at acquisition by A$7 million. The revised value of goodwill on acquisition was A$52 million, compared to A$59 million previously reported. The carrying value of BT New Zealand goodwill at 30 September 2004 was A$47 million.

Second Half

Cash earnings increased on the prior half with a continuation of strong balance sheet growth, increased fee collections and lower bad debt charges.

Net interest income growth was consistent with continued growth in loans and deposits, partly offset by competitive pressure on margins.

Non-interest income increased from active product management and continued balance sheet growth.

Expenses were higher in the second half due to increased personnel costs, following higher FTE levels, up 55, and salary increases in a tight labour market. FTE levels rose to support greater sales force specialisation and to provide further customer-facing staff working extended hours in branches.

Bad debt charges were lower than the first half, largely due to improved recoveries.

Key Business Drivers

Delinquency ratios continued to improve in the second half. The strength of the New Zealand economy and a low unemployment rate were the main contributors. Improvements in our collections processes also assisted in reducing delinquencies.

Source: AC Nielsen

New branches and extended trading hours in existing branches tailored to customer demand were major contributors to customer satisfaction in the second half. These initiatives were complemented by new products, for example, Youth Accounts and customer offerings such as the Wealth Guide.

A focus on superior customer service, more specialised sales capability, and external recognition of our lending products (market leading five star rating across all lending products in the Cannex industry survey) resulted in annual share of new housing lending exceeding 20% (peaking at 27% in August 2004). Housing outstandings rose 17% on 2003.

The RBNZ has adjusted its home lending series to include four new institutions from September 2004.  This has resulted in prior periods share of growth changing to reflect these new additions.

Market share rose slightly with deposits up 8% over 2003. On-call cash accounts were a major contributor, together with the lift in customer experience and our focus on customer needs.

Business Developments

High quality customer service through increasing our numbers of customer-facing and specialist staff, together with the provision of high quality products, has been the focus of 2004. These moves, together with key appointments in growth markets such as SME and migrant banking have allowed more effective leveraging of the new rebranding campaign.

These changes have helped deliver:

•             Strong lending in the migrant segment (NZ$40 million in loan draw-downs in August alone);

•             Customer satisfaction ratings in both the consumer and SME segments have risen;

•             Online customers exceeded 400,000 registered users in September; and

•             Market leading brand awareness.

4.4         BT FINANCIAL GROUP (AUSTRALIA)

BT Financial Group Australia (BTFG) is Westpac’s wealth management business.

BTFG designs, manufactures and services financial products that enable our customers to achieve their financial goals by accumulating, managing and protecting their personal wealth. These products include managed investments (mutual funds), personal and business superannuation (pensions), life insurance, income protection, discount securities broking, margin lending, client portfolio administration (Wrap) platforms and portfolio management and administration of corporate superannuation. Distribution of BTFG products is conducted through our Australian and New Zealand banking distribution businesses and an extensive range of independent financial advisers.

$m	Half Year Sept 04	Half Y ear March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Net interest income	40	35	14	75	78	(4)
Non-interest income	280	273	3	553	493	12
Operating income	320	308	4	628	571	10
Operating expenses	(192)	(186)	(3)	(378)	(354)	(7)
Core earnings	128	122	5	250	217	15
Bad debts	—	—	—	—	—	—
Operating profit before tax	128	122	5	250	217	15
Tax and outside equity interests	(28)	(26)	(8)	(54)	(48)	(13)
Cash earnings	100	96	4	196	169	16
Goodwill amortisation	(28)	(33)	15	(61)	(60)	(2)
Profit on operations	72	63	14	135	109	24

Economic profit	—	(7)	100	(7)	(1)	(600)
Expense to income ratio	60.0%	60.4%	40bps	60.2%	62.0%	180bps

	$bn	$bn		$bn	$bn
Total assets	15.0	14.2	6	15.0	13.9	8
Funds under management	43.5	42.4	3	43.5	40.5	7
Funds under administration	17.3	15.6	11	17.3	12.9	34

Financial Performance

Full Year

The prior corresponding period included 11 months contribution from BTFM - comparison of earnings on a like-for-like basis is provided.

Growth in operating income (6% increase on 2003 adjusted for additional month of BTFM income) was driven by:

•             Margin lending increased net interest income by $5 million to $45 million during 2004 reflecting higher margins and volumes. Offsetting this increase was a reduction in interest income from our annuity business and lower investible capital;

•             Stronger markets compared to 2003 and improved investment performance contributed to stronger investment returns across all funds. Our flagship Australian equities fund returned 2.1% above benchmark over 2003;

•             Retail net outflows(1) of $1.1 billion in 2004 compared to $4.2 billion in 2003 ($3.1 billion improvement) reflected above benchmark returns and improved research house ratings;

•             Significant growth across the Wrap product, closing at $13.8 billion, 44% higher than 2003. Corporate Superannuation has experienced strong growth with FUA reaching $3.5 billion, up 28%;

•             Inforce premium growth of $10 million or 4% and favourable claims experience delivered 17% growth in life insurance income over 2003; and

•             Broking income rose by $5.6 million on 2003, with trading volumes up 25%.

(1)  As per Section 7.2, Funds Management Business.

Operating expense increases ($9 million or 2% adjusted for additional month of BTFM expenses) include:

•             $8 million of customer administration and support costs related to volume growth;

•             $2 million in respect of risk related matters associated with the back office integration;

•             Salary increases of around 4%; and

•             $4 million to enhance our internal distribution capability.

The business incurred $9 million in expenses to accelerate the delivery of integration synergies, which have exceeded initial expectations. Expense synergies of $39 million achieved in 2004 have largely offset the increase in operating expenses over the year. This brings to $96 million total synergies delivered to date out of a target of $116 million (original business case: $65 million).

The expense to income ratio improved 2.3% over the year after adjusting for the extra month of BTFM costs.

At 30 September 2004, we finalised the fair value adjustments made in respect the acquisition of BTFM in November 2002 and reduced goodwill recognised at acquisition by $26 million.  The revised value of goodwill on acquisition was $842 million, compared to $868 million previously reported.  The carrying value of BTFM goodwill at 30 September 2004 was $ 761 million.

Second Half

Operating income increased due to the:

•             Continued growth of FUA across Wrap, up $2.2 billion (2004: $13.8 billion and 2003: $11.6 billion) and Corporate Superannuation, up $0.4 billion (2004: $3.5 billion and 2003: $3.1 billion);

•             Improved retail net outflows, second half $0.2 billion compared to $0.8 billion in the first half; and

•             Relatively flat Life Insurance income compared to the first half as claims increased in the second half.

The increase in expenses is predominately due to the seasonal impact of financial year end processing and increased activity, which affects the final quarter of our financial year.

Key Business Drivers

Source: ASSIRT Market Share Report

*Data submitted to ASSIRT as at 30 September 2004

Over the year the industry demand driven shift toward platform style products was evident in the growth reported across our platform FUA:

•             As at June 2004, ASSIRT reported BT/Westpac achieving second ranking for platform net flows with a 10.6% market share in FUA.

•             BTFG Corporate Superannuation net flows improved 56% in the year to June 2004, with DEXX&R reporting flows of $571 million to June 2004 compared to $367 million in 2003.

Source: ASSIRT Market Share Report

*Data submitted to ASSIRT as at 30 September 2004

Research house ratings improved as our business delivered on investment strategies on the back of strong equity markets. Rating changes (based on our flagship BT Australian Share Fund) include:

•             Van Eyk from ‘B’ to ‘A (December 2003)

•             ASSIRT from one star to three stars (April 2004)

•             Lonsec from ‘Sell/Hold’ to ‘Recommend’

•             Investorweb from ‘Sell’ to ‘Buy’ (December 2003)

Source: ASSIRT Market Share Report

*Data submitted to ASSIRT as at 30 September 2004

Retail FUM at year end was $25.0 billion, $1.0 billion higher than 2003. The increase was driven principally by higher market levels, partly offset by retail outflows, which continued in 2004 albeit at substantially reduced levels.

Retail FUM (as defined by ASSIRT) includes all general investment products, Portfolio Wrap, Corporate Superannuation, Business Superannuation and the Partners Series portion of total Mezzanine funds. It excludes the Westpac Guaranteed Income Plan.

The Life Insurance business continued to grow, per the latest data from DEXX&R, as at 31 March 2004:

•             New business market share increased from 10.2% in March 2003 to 10.3% in 2004.

•             Lump sum new business market share increased from 12.4% at March 2003 to 13.3% - No. 2 ranking.

4.5         GROUP BUSINESS UNIT AND PACIFIC BANKING

This segment comprises:

•             Group items including earnings on surplus capital, accounting entries for certain intragroup transactions that facilitate the presentation of the performance of our operating segments, (notably adjustments for life policyholder income, consolidation of life company managed investment schemes, exchange rate adjustments and hedge results associated with hedging our New Zealand earnings), earnings from property sales and certain other head office items such as centrally raised provisions and the contra to charges for equity based remuneration included in business units’ expenses; and

•             Group Treasury is primarily focused on the management of the Group’s interest rate risk and funding requirements, which is achieved by managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group as they seek to minimise net interest income volatility and assist net interest income growth.

Group Business Unit

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Net interest income	(51)	(20)	(155)	(71)	10	810
Non-interest income	67	62	8	129	101	28
Operating income	16	42	(62)	58	111	(48)
Operating expenses	85	16	431	101	(6)	large
Core earnings	101	58	74	159	105	51
Bad debts	(25)	(15)	(67)	(40)	(14)	(186)
Operating profit before tax	76	43	77	119	91	31
Tax and outside equity interests	21	74	(72)	95	137	(31)
Distributions on other equity instruments	(78)	(76)	(3)	(154)	(75)	(105)
2004 TPS revaluation	10	—	—	10	—	—
Cash earnings	29	41	(29)	70	153	(54)
Goodwill amortisation	—	—	—	—	(4)	100
Distributions on other equity instruments	78	76	3	154	75	105
2004 TPS revaluation	(10)	—	—	(10)	—	—
Profit on operations	97	117	(17)	214	224	(4)

Financial Performance

Full Year

The individual line items in this segment are impacted by contributions from our Treasury operations, movements in centrally held provisions as well as the elimination of intragroup transactions that facilitate the presentation of our operating segments.

Cash earnings were down on the prior year, as Treasury earnings fell with increased wholesale funding rates (revenues down $10 million), surplus capital reduced post the June 2004 buy back with earnings thereon falling commensurately, bad debt provisions were raised against a group level counterparty credit exposure and we increased the general tax provision.

Operating income was affected by the fall in both Treasury earnings and earnings on surplus capital noted above.  In addition, the mark-to-market revaluation of our NZ$/US$ cross currency swap to hedge our 2004 TPS hybrid security was $14 million (pre-tax loss).

Operating expense benefits were $101 million compared with a $6 million charge in 2003.  The translation of earnings from our New Zealand segment into Australian dollars is shown in that segment at the hedge rate; the difference between actual and hedged rates is reflected in the Group Business Unit and accounts for $49 million of the change year on year. In addition, charges to Business segments for equity-based remuneration increased over the year and other remuneration related recharges increased.

Bad debt charges increased $26 million to $40 million as a provision was established against a group level counterparty.

Tax credits reduced by $47 million following a $35 million increase in the general tax provision during the year.

Distributions on other equity instruments increased $79 million due to a new hybrid instrument, US$525 million 2004 TPS. This was partly offset by the reclassification of US$322.5 million TOPrS to debt on 8 June 2004 and their subsequent redemption on 16 July 2004.

Pacific Banking

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Net interest income	36	36	—	72	71	1
Non-interest income	34	33	3	67	61	10
Operating income	70	69	1	139	132	5
Operating expenses	(27)	(24)	(13)	(51)	(51)	—
Core earnings	43	45	(4)	88	81	9
Bad debts	1	(3)	133	(2)	2	(200)
Operating profit before tax	44	42	5	86	83	4
Tax and outside equity interests	(15)	(15)	—	(30)	(25)	(20)
Cash earnings	29	27	7	56	58	(3)
Goodwill amortisation	—	—	—	—	—	—
Profit on operations	29	27	7	56	58	(3)

Economic profit	23	22	5	45	47	(4)
Expense to income ratio	38.6%	34.8%	(380bps )	36.7%	38.6%	190bps

	$bn	$bn		$bn	$bn
Deposits	1.1	10	10	1.1	1.0	10
Total assets	1.2	10	20	1.2	1.0	20

Cash earnings of $56 million, were $2 million lower than the prior year, mainly due to higher bad debts and a higher effective tax rate. Operating income was 5% higher than 2003, principally due to stronger trading income in Papua New Guinea (PNG). Bad debts increased due to customer regrades and growth in lending portfolios. The prior year bad debt result included significant provision write-backs and positive regrades of corporate loans in Fiji subsequent to the coup. The current year tax expense includes the full year impact of an increase in the corporate tax rate in PNG, which increased in January 2003 to 30%.

5. 2004 FINANCIAL INFORMATION	Year End Profit Announcement 2004

Notes to the statements shown in sections 5.1, 5.2 and 5.3 as required by the Appendix 4E are referenced in the margin of the relevant tables.

5.1                            CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE

$m	Note	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Interest income		6,746	6,193	9	12,939	10,885	19
Interest expense		(4,330)	(3,854)	(12)	(8,184)	(6,559)	(25)
Net interest income	5	2,416	2,339	3	4,755	4,326	10
Non-interest income	6	1,716	1,539	12	3,255	3,004	8
Net operating income		4,132	3,878	7	8,010	7,330	9
Operating expenses	8	(2,015)	(1,925)	(5)	(3,940)	(3,763)	(5)
Goodwill amortisation		(80)	(84)	5	(164)	(163)	(1)
Bad and doubtful debts	21	(207)	(207)	—	(414)	(485)	15
Profit from ordinary activities before income tax expense		1,830	1,662	10	3,492	2,919	20
Income tax expense	10	(482)	(431)	(12)	(913)	(728)	(25)
Net profit		1,348	1,231	10	2,579	2,191	18
Net profit attributable to outside equity interests:
Managed investment schemes		(29)	(1)	(large )	(30)	—	(100)
Other		(5)	(5)	—	(10)	(8)	(25)
Net profit attributable to equity holders of Westpac Banking Corporation (WBC)		1,314	1,225	7	2,539	2,183	16
Foreign currency translation reserve adjustment		142	(153)	(193)	(11)	(156)	93

Total revenues, expenses and valuation adjustments attributable to equity holders of WBC recognised directly in equity		142	(153)	(193)	(11)	(156)	93
Total changes in equity other than those resulting from transactions with owners as owners		1,456	1,072	36	2,528	2,027	25

5.2         CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at $m	Note	30 Sept 2004	31 March 2004	30 Sept 2003	% Mov’t Mar 04- Sept 04	% Mov’t Sept 03- Sept 04
Assets
Cash and balances with central banks		1,800	2,015	1,786	(11)	1
Due from other financial institutions		9,538	9,281	6,035	3	58
Trading securities		9,698	8,165	8,793	19	10
Investment securities		3,714	3,101	3,656	20	2
Loans	13	182,471	170,532	160,473	7	14
Acceptances of customers		5,534	4,395	3,788	26	46
Life insurance assets(1)	1	12,957	12,316	10,522	5	23
Regulatory deposits with central banks overseas		523	536	425	(2)	23
Goodwill		2,394	2,483	2,558	(4)	(6)
Fixed assets(2)		1,445	820	842	76	72
Deferred tax assets		838	873	1,019	(4)	(18)
Other assets		14,167	19,954	21,442	(29)	(34)
Total assets		245,079	234,471	221,339	5	11
Liabilities
Due to other financial institutions		7,071	4,479	3,831	58	85
Deposits	22	146,533	135,949	129,071	8	14
Debt issues		36,188	35,964	29,970	1	21
Acceptances		5,534	4,395	3,788	26	46
Current tax liabilities		1	104	310	(99)	(100)
Deferred tax liabilities		110	85	246	29	(55)
Life insurance policy liabilities		10,782	10,336	9,896	4	9
Provisions		427	420	462	2	(8)
Other liabilities(1)	1	17,685	22,479	25,225	(21)	(30)
Total liabilities excluding loan capital		224,331	214,211	202,799	5	11
Loan capital
Subordinated bonds, notes and debentures		3,885	3,914	3,971	(1)	(2)
Subordinated perpetual notes		546	514	573	6	(5)
Total loan capital		4,431	4,428	4,544	0	(2)
Total liabilities		228,762	218,639	207,343	5	10
Net assets		16,317	15,832	13,996	3	17
Equity
Ordinary shares		4,234	4,168	3,972	2	7
Reserves		(83)	(226)	(73)	63	(14)
Retained profits		7,812	7,755	7,343	1	6
NZ Class shares		453	471	471	(4)	(4)
Trust Originated Preferred Securities (TOPrSsm)		—	465	465	100	100
Fixed Interest Resettable Trust Securities (FIRsTS)		655	655	655	—	—
Trust Preferred Securities (TPS 2003)		1,132	1,132	1,132	—	—
Trust Preferred Securities (TPS 2004)		685	—	—	—	—
Equity attributable to equity holders of WBC		14,888	14,420	13,965	3	7
Outside equity interests in controlled entities(1)	1	1,429	1,412	31	1	large
Total equity		16,317	15,832	13,996	3	17

(1)       From 1 October 2003, Westpac consolidated certain managed investment schemes (MIS) where the statutory funds within Westpac Life Insurance Services Limited demonstrated a capacity to control these schemes. The effect on earnings for the year ended 30 September 2004 comprises: $33 million non-interest income; $3 million operating expenses and $30 million net profit attributable to outside equity interests. Earnings for the first half of the year include: $2 million non-interest income; $1 million operating expenses and $1 million net profit attributable to outside equity interests.

The effect on Westpac’s statement of financial position as at 30 September 2004 includes: $1,409 million in assets, $1 million in other liabilities and $1,408 million in outside equity interests. Amounts as at 31 March 2004 include: $1,357 million in assets, $2 million in other liabilities and $1,355 million in outside equity interests. These managed investment schemes have not been consolidated in the prior corresponding period and 2003 comparatives do not include amounts in relation to these schemes.

(2)       Fixed assets include $377 million in capitalised software costs with an average amortisation period of three years ($328 million as at 31 March 2004 and $300 million as at 30 September 2003).

5.3                            CONSOLIDATED STATEMENT OF CASH FLOWS

$m	Note	Half Year Sept 04	Half Year Mar 04	Full Year Sept 04	Full Year Sept 03	% M ov’t Mar 04- Sept 04	% M ov’t Sept 03- Sept 04
Cash flows from operating activities
Interest received		6,722	6,113	12,835	10,809	10	19
Interest paid		(4,244)	(3,685)	(7,929)	(6,603)	(15)	(20)
Dividends received		20	14	34	36	43	(6)
Other non interest income received		2,919	1,729	4,648	4,169	69	11
Operating expenses paid		(1,495)	(2,098)	(3,593)	(3,318)	29	(8)
Net (increase)/decrease in trading securities		(780)	645	(135)	1,759	(221)	(108)
Income tax paid excluding life business		(573)	(533)	(1,106)	(1,131)	(8)	2
Life business:
receipts from policy holders and customers		1,604	1,291	2,895	2,958	24	(2)
interest and other items of similar nature		37	58	95	119	(36)	(20)
dividends received		186	134	320	379	39	(16)
payments to policy holders and suppliers		(1,594)	(796)	(2,390)	(3,025)	(100)	21
income tax paid		(61)	(119)	(180)	(60)	49	(200)
Net cash provided by operating activities	25	2,741	2,753	5,494	6,092	(0)	(10)
Cash flows from investing activities
Proceeds from sale of investment securities		62	11	73	189	464	(61)
Proceeds from matured investment securities		225	414	639	1,260	(46)	(49)
Purchase of investment securities		(541)	(114)	(655)	(2,114)	(375)	69
Proceeds from securitised loans		105	136	241	247	(23)	(2)
Net (increase)/decrease in:
due from other financial institutions		(339)	(3,147)	(3,486)	(698)	89	(399)
loans		(13,863)	(10,642)	(24,505)	(25,942)	(30)	6
life insurance assets		(6)	(55)	(61)	(186)	89	67
regulatory deposits with central banks overseas		68	(142)	(74)	(58)	148	(28)
other assets		(291)	(1,393)	(1,684)	(1,497)	79	(12)
Purchase of fixed assets		(162)	(122)	(284)	(323)	(33)	12
Proceeds from disposal of fixed assets		66	24	90	85	175	6
Proceeds from sale of investments (other)		(20)	42	22	8	(148)	175
Controlled entities acquired, net of cash acquired	25	(547)	—	(547)	(823)	—	34
Controlled entities and businesses disposed, net of cash held	25	98	67	165	360	46	(54)
Net cash used in investing activities		(15,145)	(14,921)	(30,066)	(29,492)	(2)	(2)
Cash flows from financing activities
Issue of loan capital		—	500	500	1,679	(100)	(70)
Redemption of loan capital		(185)	(300)	(485)	(978)	38	50
Proceeds from issue of ordinary shares		67	43	110	87	56	26
Proceeds from issue of FIRsTS (net of issue costs $12m)		—	—	—	655	—	(100)
Proceeds from 2003 TPS (net of issue costs $13m)		—	—	—	1,132	—	(100)
Proceeds from 2004 TPS (net of issue costs $8m)		685	—	685	—	—	—
Buyback of ordinary shares		(559)	—	(559)	—	—	—
Buyback of NZ Class shares		(18)	—	(18)	—	—	—
Redemption of TOPrS		(446)	—	(446)	—	—
Net increase/(decrease) in:
due to other financial institutions		2,426	756	3,182	(695)	221	558
deposits		12,182	6,269	18,451	19,384	94	(5)
debt issues		(1,241)	6,419	5,178	3,658	(119)	42
other liabilities		303	(633)	(330)	(368)	148	10
Payment of distributions and dividends		(1,012)	(660)	(1,672)	(1,038)	(53)	(61)
Payment of dividends to outside equity interests		(3)	(3)	(6)	(2)	—	(200)
Net cash provided by financing activities		12,199	12,391	24,590	23,514	(2)	5
Net increase/(decrease) in cash and cash equivalents		(205)	223	18	114	(192)	(84)
Effect of exchange rate changes on cash and cash equivalents		(10)	6	(4)	3	267	233
Cash and cash equivalents at the beginning of financial period		2,015	1,786	1,786	1,669	13	7
Cash and cash equivalents at the end of the period		1,800	2,015	1,800	1,786	(11)	1

5.4                            MOVEMENT IN RETAINED PROFITS

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Retained profits at the end of the previous reporting period	7,755	7,343	6	7,343	5,930	24
Change in accounting policy for providing for dividends	—	—	—	—	651	(100)
Retained profits at the beginning of the financial period	7,755	7,343	6	7,343	6,581	12
Net profit attributable to equity holders of WBC	1,314	1,225	7	2,539	2,183	16
Aggregate of amounts transferred (to)/ from reserves	(1)	—	—	(1)	(1)	—
Total available for appropriation	9,068	8,568	6	9,881	8,763	13
Ordinary dividends provided for or paid	(781)	(737)	(6)	(1,518)	(1,345)	(13)
Distributions on other equity instruments	(78)	(76)	(3)	(154)	(75)	(105)
Gross deemed dividend entitlement on share buy back	(404)	—	—	(404)	—	—
TOPrS redemption - net impact	7	—	—	7	—	—
Retained profits at the end of the financial period	7,812	7,755	1	7,812	7,343	6

5.5         NOTES TO 2004 FINANCIAL INFORMATION

Note 1.      Basis of Preparation of Financial Information

Consolidation of managed investment schemes

In line with developing industry practice, with effect from 1 October 2003, Westpac has consolidated those managed investment schemes where the Group’s statutory funds have a majority holding indicating Westpac has the capacity to control. The financial effect of the consolidation of the managed investment schemes as at 30 September 2004 was to increase life insurance assets by $1,409 million, other liabilities by $1 million and outside equity interest by $1,408 million in the statement of financial position. The financial effect on the statement of financial performance for the year ended 30 September 2004 was to increase non-interest income (wealth management revenue) by $33 million, increase net profit by $30 million and increase net profit attributable to outside equity interests by $30 million. There is no impact on net profit attributable to equity holders of Westpac Banking Corporation. Comparatives have not been restated to reflect the change.

Note 2.      Interest Spread and Margin Analysis

%	Half Year Sept 04	Half Year March 04	Full Year Sept 04	Full Year Sept 03
Group
Interest spread on productive assets	214	2.13	2.13	2.25
Impact of impaired loans	(0.02)	(0.02)	(0.01)	(0.01)
Interest spread	2.12	2.11	2.12	2.24
Benefit of net non-interest bearing liabilities and equity	0.38	0.45	0.41	0.38
Interest margin	2.50	2.56	2.53	2.62

Australia
Interest spread on productive assets	2.04	2.05	2.04	2.18
Impact of impaired loans	(0.01)	(0.01)	(0.01)	0.00
Interest spread	2.03	2.04	2.03	2.18
Benefit of net non-interest bearing liabilities and equity	0.31	0.41	0.36	0.37
Interest margin	2.34	2.45	2.39	2.55

New Zealand
Interest spread on productive assets	2.54	2.56	2.55	2.59
Impact of impaired loans	0.00	0.00	0.00	0.00
Interest spread	2.54	2.56	2.55	2.59
Benefit of net non-interest bearing liabilities and equity	0.38	0.37	0.38	0.36
Interest margin	2.92	2.93	2.93	2.95

Other Overseas
Interest spread on productive assets	0.78	0.74	0.77	0.85
Impact of impaired loans	0.02	(0.01)	0.00	0.00
Interest spread	0.80	0.73	0.77	0.85
Benefit of net non-interest bearing liabilities and equity	0.21	0.21	0.20	0.12
Interest margin	1.01	0.9 4	0.97	0.97

Interest spread on productive assets is determined after excluding non-accrual loans, other than impaired loans and related interest.

Interest spread is the difference between the average yield (including tax equivalent gross up) on all interest earning assets net of impaired loans and the average rate paid on all interest bearing liabilities. The benefit of net non-interest bearing liabilities and equity is determined by applying the average rate of interest paid on all interest bearing liabilities to the average level of net non-interest bearing funds as a percentage of average interest earning assets. The calculations for Australia and New Zealand take into account the interest expense/income of cross border and intragroup borrowing/lending.

Note 3.      Average Balance Sheet and Interest Rates

	Full Year 30 Sept 04			Full Year 30 Sept 03
	Average Balance $m	Interest $m	Average Rate %	Average Balance $m	Interest $m	Average Rate %
Assets
Interest earning assets
Due from other financial institutions
Australia	4,324	255	5.9	3,136	139	4.4
New Zealand	1,404	74	5.3	1,565	59	3.8
Other Overseas	3,488	101	2.9	2,546	70	2.7
Investment & trading securities
Australia	7,802	443	5.7	7,639	379	5.0
New Zealand	1,184	78	6.6	1,044	67	6.4
Other Overseas	2,396	201	8.4	3,344	224	6.7
Regulatory deposits
Other Overseas	468	6	1.3	382	6	1.6
Loans & other receivables
Australia	142,339	9,732	6.8	121,070	7,992	6.6
New Zealand	30,577	2,157	7.1	28,682	2,034	7.1
Other Overseas	1,883	93	4.9	2,775	97	3.5
Impaired loans
Australia	291	3	1.0	255	5	2.0
New Zealand	57	3	5.3	66	2	3.0
Other Overseas	246	7	2.8	246	8	3.3
Intragroup receivable
Other Overseas	23,001	452	2.0	14,816	335	2.3
Interest earning assets & interest income including intragroup	219,460	13,605	6.2	187,566	11,417	6.1
Intragroup elimination	(23,001)	(452)		(14,816)	(335)
Total interest earning assets and interest income (1)	196,459	13,153	6.7	172,750	11,082	6.4
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	1,574			975
Life insurance assets	12,423			10,278
Other assets(2)	23,708			23,503
Debt provisions
Australia	(1,310)			(1,263)
New Zealand	(235)			(127)
Other Overseas	(85)			(141)
Total non-interest earning assets	36,075			33,225
Acceptances of customers	4,502			4,402
Total assets	237,036			210,377
Tax equivalent gross-up in interest income
Total reported interest income		12,939		10,885
Tax equivalent benefit of financing transactions		214		197
Total interest income including tax equivalent gross-up		13,153		11,082

(1)  Total net interest income presented in the average balance sheet incudes a tax equivalent benefit of $222 million for the 2004 financial year ($214 million benefit in interest income ($106 million first half and $108 million second half) and $8 million benefit in interest expense ($3 million first half and $5 million second half)). This benefit is in respect of certain financing transactions entered into by the Institutional Bank.  This does not include amounts in respect of transactions that derive franking credit benefits, $47 million in 2004 ($37 million first half, $10 million second half) and $14 million in 2003. Refer to Note 1 on page 34 for further details.

(2)  Includes fixed assets, goodwill, other financial markets assets, future income tax benefit and prepaid superannuation contributions.

	Full Year 30 Sept 04			Full Year 30 Sept 03
	Average Balance $m	Interest $m	Average Rate %	Average Balance $m	Interest $m	Average Rate %
Liabilities and shareholders’ equity
Interest bearing liabilities
Deposits
Australia	99,573	4,246	4.3	88,691	3,391	3.8
New Zealand	20,789	920	4.4	19,469	880	4.5
Other Overseas	11,854	303	2.6	10,521	273	2.6
Due to other financial institutions
Australia	2,053	66	3.2	1,873	44	2.3
New Zealand	518	31	6.0	272	20	7.4
Other Overseas	2,335	14	0.6	1,937	57	2.9
Loan capital
Australia	4,505	171	3.8	4,443	154	3.5
New Zealand	35	3	8.6	45	3	6.7
Overseas	50	4	7.6	—	—	—
Other interest bearing liabilities(1)
Australia	22,486	1,943	n/ a	19,172	1,399	n/ a
New Zealand	434	243	n/ a	390	167	n/ a
Other Overseas	13,925	232	n/ a	10,112	171	n/ a
Intragroup payable
Australia	14,425	309	2.1	6,320	163	2.6
New Zealand	8,576	143	1.7	8,496	172	2.0
Interest bearing liabilities & interest expense including intragroup	201,558	8,628	4.3	171,741	6,894	4.0
Intragroup elimination	(23,001)	(452)		(14,816)	(335)
Total interest bearing liabilities and interest expense	178,557	8,176	4.6	156,925	6,559	4.2
Non-interest bearing liabilities
Deposits and due to other financial institutions
Australia	4,002			3,989
New Zealand	963			1,039
Other Overseas	255			251
Life insurance policy liabilities	10,381			9,723
Other liabilities(2)	22,549			21,930
Total non-interest bearing liabilities	38,150			36,932
Acceptances of customers	4,502			4,402
Total liabilities	221,209			198,259
Shareholders’ equity	11,979			10,972
TOPrS	320			465
FIRsTS	655			511
2003 TPS	1,132			149
2004 TPS	335			—
Outside equity interests	1,406			21
Total equity	15,827			12,118
Total liabilities and equity	237,036			210,377

(1)       Includes interest accrued on hedging derivatives.

(2)       Includes provisions for current and deferred income tax and other financial market liabilities.

Note 4.      Revenue

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Revenue from operating activities
Interest income	6,746	6,193	9	12,939	10,885	19
Fees and commissions received	1,235	1,169	6	2,404	2,376	1
Proceeds from sale of investment securities	62	11	464	73	189	(61)
Wealth management revenue	944	879	7	1,823	1,308	39
Other non-interest income	331	279	19	610	529	15
Revenue from operating activities	9,318	8,531	9	17,849	15,287	17

Revenue from outside operating activities
Proceeds from sale of fixed assets	66	24	175	90	85	6
Proceeds from sale of controlled entities and businesses	98	67	46	165	360	(54)
Proceeds from sale of other investments	(20)	42	(148)	22	8	175
Revenue from outside operating activities	144	133	8	277	453	(39)
Total revenue	9,462	8,664	9	18,126	15,740	15

Note 5.      Net Interest Income

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Interest income
Loans and other receivables	6,174	5,678	9	11,852	9,980	19
Deposits with other financial institutions	221	181	22	402	267	51
Investment and trading securities	347	332	5	679	632	7
Regulatory deposits	4	2	100	6	6	—
Interest income	6,746	6,193	9	12,939	10,885	19
Interest expense
Current and term deposits	(2,926)	(2,543)	(15)	(5,469)	(4,544)	(20)
Deposits from other financial institutions	(69)	(51)	(35)	(120)	(121)	1
Loan capital	(93)	(84)	(11)	(177)	(157)	(13)
Debt issues	(469)	(462)	(2)	(931)	(829)	(12)
Other(1)	(773)	(714)	(8)	(1,487)	(908)	(64)
Interest expense	(4,330)	(3,854)	(12)	(8,184)	(6,559)	(25)
Net interest income	2,416	2,339	3	4,755	4,326	10

(1)       Includes income from hedging derivatives.

Note 6.      Non-Interest Income

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Non-interest income
Fees and commissions received	1,235	1,169	6	2,404	2,376	1
Fees and commissions paid	(328)	(334)	2	(662)	(679)	3
Proceeds from sale of assets	206	144	43	350	642	(45)
Carrying value of assets sold	(180)	(136)	(32)	(316)	(625)	49
Net life insurance and funds management income	452	417	8	869	761	14
Trading income	219	180	22	399	409	(2)
Other non-interest income	112	99	13	211	120	76
Total non-interest income	1,716	1,539	12	3,255	3,004	8

Note 7.      Non-Interest Income Analysis

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Fees and commissions
Lending fees	376	355	6	731	640	14
Transaction fees and commissions received	717	714	0	1,431	1,479	(3)
Other non-risk fee income	108	93	16	201	241	(17)
Fees and commissions paid	(328)	(334)	2	(662)	(679)	3
Service and management fees	34	7	386	41	16	156
	907	835	9	1,742	1,697	3
Trading income (1)
Foreign exchange	84	99	(15)	183	261	(30)
Trading securities	29	(47)	(162)	(18)	(11)	(64)
Other financial instruments	106	128	(17)	234	159	47
	219	180	22	399	409	(2)
Wealth management income
Life insurance and funds management operating income	452	417	8	869	761	14
Other income
General insurance commissions and premiums (net of claims paid)	50	42	19	92	85	8
Dividends received	20	14	43	34	36	(6)
Lease rentals	1	2	(50)	3	10	(70)
Hedging of overseas operations	(8)	15	(153)	7	(52)	113
Net profit on sale of fixed assets, controlled entities and other investments	26	8	225	34	17	100
Other	49	26	88	75	41	83
	138	107	29	245	137	79
Non-interest income	1,716	1,539	12	3,255	3,004	8

(1)       Trading income includes earnings from our Financial Markets business, as well as our Treasury operations in Australia, New Zealand and the Pacific.

Note 8.      Expense Analysis

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Salaries and other staff expenses
Salaries and wages	822	743	(11)	1,565	1,432	(9)
Other staff expenses	205	195	(5)	400	365	(10)
Restructuring expenses	13	10	(30)	23	39	41
	1,040	948	(10)	1,988	1,836	(8)
Equipment and occupancy expenses
Operating lease rentals	119	123	3	242	239	(1)
Depreciation and amortisation:
Premises	2	1	(100)	3	3	—
Leasehold improvements	17	17	—	34	32	(6)
Furniture and equipment	26	26	—	52	53	2
Technology	32	33	3	65	73	11
Computer software	47	57	18	104	89	(17)
Electricity, water, rates and land tax	3	4	25	7	16	56
Other equipment and occupancy expenses	56	44	(27)	100	91	(10)
	302	305	1	607	596	(2)
Other expenses
Amortisation of deferred expenditure	5	5	—	10	14	29
Non-lending losses	42	27	(56)	69	63	(10)
Consultancy fees, computer software maintenance’ and other professional services	192	169	(14)	361	338	(7)
Stationery	34	38	11	72	78	8
Postage and freight	51	58	12	109	102	(7)
Telecommunications costs	11	11	—	22	19	(16)
Insurance	8	9	11	17	17	—
Advertising	36	32	(13)	68	88	23
Transaction taxes	2	3	33	5	4	(25)
Training	10	13	23	23	21	(10)
Travel	30	25	(20)	55	53	(4)
Outsourcing	252	251	(0)	503	499	(1)
Other expenses	—	31	100	31	35	11
	673	672	(0)	1,345	1,331	(1)
Operating expenses	2,015	1,925	(5)	3,940	3,763	(5)
Expense/ income ratio before amortisation of goodwill	48.8%	49.6%	80bps	49.2%	51.3%	210bps

Note 9.      Deferred Expenses

$m	30 Sept 2004	31 March 2004	30 Sept 2003	% Mov’t Mar 04- Sept 04	% Mov’t Sept 03- Sept 04
Capitalised software	377	328	300	15	26
Other deferred expenditure	266	254	216	5	23
Deferred acquisition costs	92	97	96	(5)	(4)

Note 10.    Income Tax

$m	Half Year Sept 04	Half Year March 04	Mar 04- Sept 04	Full Year Sept 04	% Mov’t Full Year Sept 03	% Mov’t Sept 03- Sept 04
Profit from ordinary activities before income tax	1,830	1,662	10	3,492	2,919	20
Prima facie income tax at Australian company tax rate of 30%	549	499	(10)	1,048	876	(20)
Add/ (deduct) tax effect of permanent differences
Rebateable and exempt dividends	(29)	(57)	(49)	(86)	(88)	(2)
Tax losses and timing differences now tax effected	1	2	50	3	4	25
Life insurance:
Tax adjustment on policyholders’ earnings(1)	12	11	(9)	23	5	(360)
Adjustment for life business tax rates	(11)	(11)	—	(22)	(19)	16
Other non-assessable items	(207)	(47)	340	(254)	(146)	74
Other non-deductible items	125	29	(331)	154	84	(83)
Adjustment for overseas tax rates	9	12	25	21	2	(large )
Prior period adjustments	(24)	(1)	large	(25)	(21)	19
Other items	57	(6)	(large )	51	31	(65)
Total income tax expense attributable to profit from ordinary activities	482	431	(12)	913	728	(25)
Effective tax rate (%)	26.3	25.9	(40bps )	26.1	24.9	(120bps )
Tax equivalent gross up	126	143	(12)	269	211	(27)
Effective tax rate (%) (excluding life company)	26.0	25.7	(26bps )	25.8	25.4	(48bps )
Effective tax rate (%) (including gross up)	31.1	31.8	72bps	31.4	30.0	(143bps )
Effective tax rate (%) (including gross up and excluding life company accounting)	30.7	31.6	90bps	31.1	30.4	(70bps )

(1)       In accordance with the requirements of Australian Accounting Standard AASB 1038 Life Insurance Business, our tax expense for 2004 includes a $33 million tax charge on policyholders’ investment earnings ($18 million second half and $15 million first half), $10 million of which is in the prima facie tax expense and the balance of $23 million shown here. The 12 months to 30 September 2003 includes a $7 million tax charge ($26 million tax charge in the second half, $19 million tax credit in the first half).

Note 11.    Dividends

	Half Year Sept 04	Half Year March 04	Full Year Sept 04	Full Year Sept 03
Ordinary dividend (cents per share)
Interim (fully franked)(1)	—	42	42	38
Final (fully franked)(1) - proposed dividend	44	—	44	40
	44	42	86	78

Total dividends paid
Ordinary dividends paid ($m)	781	737	1,518	1,345
	781	737	1,518	1,345

Ordinary dividend payout ratio(2)	65.6%	67.6%	66.6%	67.5%
Ordinary dividend payout ratio - cash earnings	61.2%	63.0%	62.0%	62.7%

Distributions on other equity instruments
TOPrS, FIRsTS and TPS distributions provided for or paid ($m)	78	76	154	75
Total distributions on other equity instruments	78	76	154	75

The Group operates a Dividend Reinvestment Plan that is available to the holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in, Australia or New Zealand (excluding New Zealand Class shares). The last date for receipt of election notices for the dividend plan is 24 November 2004.

Note 12.    Earnings per Share

	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Earnings per ordinary share (cents)(3)
Basic	67.1	62.1	8	129.2	115.6	12
Fully diluted(4)	65.7	62.0	6	127.7	115.3	11
Cash earnings per ordinary share (cents)	71.9	66.7	8	138.6	124.5	11
Weighted average number of fully paid ordinary shares (millions)	1,842	1,849	(0)	1,846	1,824	1

Reconciliation of ordinary shares on issue (millions)(3)
Number of ordinary shares on issue at 1 October 2003	1,841
Number of shares issued on conversion of equity based compensation instruments	11
Number of shares issued under the Dividend Reinvestment Plan (DRP)	19
Number of shares bought back	(40)
Number of ordinary shares on issue at 30 September 2004	1,831

(1)       The interim and final dividends for the New Zealand Class shares are fully imputed.

(2)       Ordinary dividend per share divided by basic earnings per ordinary share.

(3)       Ordinary shares comprise Westpac ordinary shares and New Zealand Class shares.

(4)       Fully diluted earnings per share are calculated after adjusting for partly paid shares and options outstanding in accordance with Australian Accounting Standard AASB 1027 Earnings Per Share.

Note 13.    Loans

As at $m	30 Sept 2004	31 March 2004	30 Sept 2003	% Mov’t Mar 04- Sept 04	% Mov’t Sept 03- Sept 04
Australia
Overdrafts	3,279	3,136	3,108	5	6
Credit card outstandings	5,190	5,025	4,545	3	14
Overnight and call money market loans	78	136	132	(43)	(41)
Own acceptances discounted	10,172	10,753	10,792	(5)	(6)
Term loans:
Housing - Owner occupied and Investment	77,176	74,166	69,668	4	11
Housing - Line of Credit	12,273	11,031	9,596	11	28
Total housing	89,449	85,197	79,264	5	13
Non-housing	32,515	28,578	26,280	14	24
Finance leases	4,133	3,651	3,274	13	26
Margin lending	1,785	1,676	1,590	7	12
Other	2,118	1,818	1,957	17	8
Total - Australia	148,719	139,970	130,942	6	14
New Zealand
Overdrafts	979	967	947	1	3
Credit card outstandings	846	774	751	9	13
Overnight and call money market loans	1,111	943	957	18	16
Term loans:
Housing	17,586	15,187	13,869	16	27
Non-housing	8,953	8,008	7,526	12	19
Redeemable preference share finance	3,276	3,209	3,365	2	(3)
Other	630	1,079	1,233	(42)	(49)
Total - New Zealand	33,381	30,167	28,648	11	17
Other Overseas
Overdrafts	138	148	141	(7)	(2)
Term loans:
Housing	494	421	390	17	27
Non-housing	1,450	1,455	1,860	(0)	(22)
Finance leases	10	10	12	—	(17)
Other	3	3	34	—	(91)
Total - Other Overseas	2,095	2,037	2,437	3	(14)
Total loans	184,195	172,174	162,027	7	14
Provisions for bad and doubtful debts	(1,724)	(1,642)	(1,554)	(5)	(11)
Total net loans	182,471	170,532	160,473	7	14
Securitised loans	2,244	2,597	2,997	(14)	(25)

Note 14.    Provisions for Bad and Doubtful Debts

$m	Half Year Sept 04	Half Year March 04	Full Year Sept 04	Full Year Sept 03
General provision
Balance at beginning of period	1,432	1,393	1,393	1,162
Charge to net profit	207	207	414	485
Transfer (to)/ from specific provisions	(58)	(73)	(131)	(53)
Recoveries of debts previously written off	38	35	73	74
Write-offs	(146)	(128)	(274)	(275)
Exchange rate and other adjustments	14	(2)	12	—
Balance at period end	1,487	1,432	1,487	1,393
Specific provisions
Balance at beginning of period	210	161	161	272
Transfer from/ (to) general provision comprising:
New specific provisions	87	87	174	136
Specific provisions no longer required	(29)	(14)	(43)	(83)
	58	73	131	53
Write-offs(1)	(38)	(12)	(50)	(135)
Exchange rate and other adjustments	7	(12)	(5)	(29)
Balance at period end	237	210	237	161
Total provisions for bad and doubtful debts	1,724	1,642	1,724	1,554

(1) Write-offs from specific provisions comprised:
Business and Consumer Banking	(12)	(7)	(19)	(28)
Westpac Institutional Bank	(25)	(3)	(28)	(99)
New Zealand Banking and Pacific Banking	(1)	(2)	(3)	(8)
	(38)	(12)	(50)	(135)

Note 15.    Impaired Assets

As at $m	30 Sept 2004 Specific			31 March 2004 Specific			30 Sept 2003 Specific
	Gross	Prov’n	Net	Gross	Prov’n	Net	Gross	Prov’n	Net
Non-accrual assets
Australia	314	(150)	164	211	(102)	109	320	(76)	244
New Zealand	55	(7)	48	57	(6)	51	63	(7)	56
Other Overseas	141	(37)	104	157	(60)	97	214	(76)	138
Total	510	(194)	316	425	(168)	257	597	(159)	438
Restructured assets
Australia	62	(33)	29	61	(33)	28	3	(1)	2
Other Overseas	109	(10)	99	103	(9)	94	12	(1)	11
Total	171	(43)	128	164	(42)	122	15	(2)	13
Total impaired assets	681	(237)	444	589	(210)	379	612	(161)	451

As at $m	30 Sept 2004 Specific			31 March 2004 Specific			30 Sept 2003 Specific
	Gross	Prov’n	Net	Gross	Prov’n	Net	Gross	Prov’n	Net
Non-accrual loans with provisions and:
No performance
Australia	128	(124)	4	138	(89)	49	94	(47)	47
New Zealand	7	(1)	6	9	(1)	8	10	(3)	7
Other Overseas	118	(37)	81	135	(56)	79	148	(62)	86
	253	(162)	91	282	(146)	136	252	(112)	140
Partial performance
Australia(1)	120	(11)	109	—	—	—	44	—	44
New Zealand	5	(2)	3	20	(3)	17	19	(2)	17
Other Overseas	1	—	1	1	—	1	1	(1)	—
	126	(13)	113	21	(3)	18	64	(3)	61
Full performance
Australia	29	(14)	15	31	(13)	18	159	(29)	130
New Zealand	25	(5)	20	9	(2)	7	11	(2)	9
Other Overseas	—	—	—	11	(4)	7	49	(13)	36
	54	(19)	35	51	(19)	32	219	(44)	175
Non-accrual loans without provisions and:
No performance
Australia	36	—	36	41	—	41	18	—	18
New Zealand	5	—	5	6	—	6	6	—	6
Other Overseas	16	—	16	6	—	6	10	—	10
	57	—	57	53	—	53	34	—	34
Partial performance
Australia	—	—	—	—	—	—	1	—	1
New Zealand	9	—	9	7	—	7	9	—	9
Other Overseas	—	—	—	—	—	—	1	—	1
	9	—	9	7	—	7	11	—	11
Full performance
Australia	1	—	1	1	—	1	4	—	4
New Zealand	4	—	4	6	—	6	8	—	8
Other Overseas	6	—	6	4	—	4	5	—	5
	11	—	11	11	—	11	17	—	17

Total non-accrual loans	510	(194)	316	425	(168)	257	597	(159)	438

Note 16.    Movement in Gross Impaired Assets

$m	30 Sept 2004	31 March 2004	30 Sept 2003	% Mov’t Mar 04- Sept 04	% Mov’t Sept 03- Sept 04
Balance at beginning of period	589	612	537	(4)	10
New and increased	267	141	357	89	(25)
Written off	(39)	(12)	(118)	(225)	67
Returned to performing or repaid	(137)	(123)	(149)	(11)	8
Exchange rate and other adjustments	2	(29)	(15)	107	113
Balance at period end	681	589	612	16	11

(1)       A general provision was held against these exposures during 2003.

Note 17.    Items Past 90 Days But Well Secured

As at $m	30 Sept 2004	31 March 2004	30 Sept 2003	% Mov’t Mar 04- Sep 04	% Mov’t Sep 03- Sep 04
Australia
Housing products	68	66	65	3	5
Other products	145	91	74	59	96
Total Australia	213	157	139	36	53
New Zealand
Housing products	20	29	25	(31)	(20)
Other products	9	1	146	800	(94)
Other Overseas	30	27	29	11	3
Total Overseas	59	57	200	4	(71)
Total	272	214	339	27	(20)

Note 18.    Income on Non-Accrual and Restructured Assets

$m	Half Year Sept 04	Half Year March 04	Full Year Sept 04	Full Year Sept 03
Interest received on non-accrual and restructured assets	8	5	13	15
Estimated interest forgone on non-accrual and restructured assets	15	11	26	39
Interest yield on average non-accrual and restructured assets (annualised)	2.5%	1.7%	2.2%	2.6%

Note 19.    Impaired Assets and Provisioning Ratios

As at %	30 Sept 2004	31 March 2004	30 Sept 2003
Total impaired assets to gross loans and acceptances	0.4	0.3	0.4
Net impaired assets to equity and general provisions	2.5	2.2	2.9
Specific provisions to total impaired assets	34.8	35.7	26.3
General provisions to non-housing loans and acceptances(1)	1.6	1.7	1.7
Total provisions to gross loans and acceptances	0.9	0.9	0.9
Total impaired assets to equity and total provisions	3.8	3.4	3.9

Note 20.    Delinquencies (90 Days Past Due Loans)

	30 Sept 2004	31 March 2004	30 Sept 2003	% Mov’t Sept 03- Sept 04
Mortgages	0.16%	0.18%	0.15%	1bps
Other Personal Lending	0.96%	1.11%	1.02%	(6bps	)
Total Personal Lending	0.22%	0.25%	0.22%	0bps
Australian Business Banking Portfolio(2)	0.75%	0.57%	0.50%	25bps

(1)       Non-housing loans have been determined on a product basis rather than on a loan purpose basis.

(2)       Three month moving average.

Note 21.    Charge For Bad and Doubtful Debts

$m	Half Year Sept 04	Half Year March 04	Full Year Sept 04	Full Year Sept 03
General provision:
Recoveries of debts previously written off
Business and Consumer Banking	(29)	(25)	(54)	(50)
Westpac Institutional Bank	—	(4)	(4)	(1)
New Zealand Banking and Pacific Banking	(9)	(6)	(15)	(23)
	(38)	(35)	(73)	(74)
Write-offs
Business and Consumer Banking	124	112	236	228
Westpac Institutional Bank	3	—	3	6
New Zealand Banking and Pacific Banking	19	16	35	41
	146	128	274	275

Dynamic provisioning charge	41	41	82	231
Transfer to specific provisions	58	73	131	53
Charge for bad and doubtful debts	207	207	414	485

Specific provisions:
New provisions
Business and Consumer Banking	55	27	82	40
Westpac Institutional Bank	23	56	79	81
New Zealand Banking and Pacific Banking	9	4	13	15
	87	87	174	136
No longer required
Business and Consumer Banking	(5)	(9)	(14)	(20)
Westpac Institutional Bank	(17)	(1)	(18)	(45)
New Zealand Banking and Pacific Banking	(7)	(4)	(11)	(18)
	(29)	(14)	(43)	(83)
Transfer from/(to) general provisions	58	73	131	53
Bad and doubtful debts charge to average loans and acceptances annualised (basis points)	22	24	23	31

Note 22.    Deposits

As at $m	30 Sept 2004	31 March 2004	30 Sept 2003	% Mov’t Sept 03- Sept 04
Deposits
Australia
Non-interest bearing	3,632	3,629	3,497	4
Certificates of deposit	28,747	23,047	23,648	22
Other interest bearing:
At call	53,932	52,585	51,911	4
Term	24,209	22,663	19,471	24
Total deposits in Australia	110,520	101,924	98,527	12
New Zealand
Non-interest bearing	809	846	819	(1)
Certificates of deposit	3,099	2,574	2,436	27
Other interest bearing:
At call	9,856	9,186	8,130	21
Term	9,933	8,423	8,288	20
Total deposits in New Zealand	23,697	21,029	19,673	20
Other Overseas
Non-interest bearing	306	231	225	36
Certificates of deposit	2,372	3,426	3,487	(32)
Other interest bearing:
At call	619	568	594	4
Term	9,019	8,771	6,565	37
Total deposits Other Overseas	12,316	12,996	10,871	13
Total deposits	146,533	135,949	129,071	14

Note 23.    Capital Adequacy

As at $m	30 Sept 2004	31 March 2004	30 Sept 2003
Tier 1 capital
Total equity	16,317	15,832	13,996
Outside equity interests in managed investment schemes(1)	(1,408)	(1,355)	—
Hybrid capital in excess of tier 1 limit	(95)	—	(40)
Dividends provided for capital adequacy purposes	(805)	(777)	(734)
Goodwill (excluding funds management entities)	(1,259)	(1,227)	(1,278)
Net future income tax benefit	(280)	(372)	(298)
Estimated reinvestment under dividend reinvestment plan(2)	145	143	191
Retained earnings, reserves and goodwill in life and general insurance, funds management and securitisation entities	(1,405)	(1,446)	(1,363)
Equity in captive lenders mortgage insurance entities	(62)	(53)	(45)
Equity in entities not operating in the field of finance	—	(89)	(91)
Capitalised Expenditure(3)	(269)	—	—
Total Tier 1 capital	10,879	10,656	10,338
Tier 2 capital
Hybrid capital in excess of tier 1 limit	95	—	40
Subordinated undated capital notes	546	514	573
General provision for bad and doubtful debts	1,487	1,432	1,393
Future income tax benefit related to general provision	(447)	(402)	(399)
Eligible subordinated bonds, notes and debentures	3,865	3,894	3,951
Total Tier 2 capital	5,546	5,438	5,558
Tier 1 and Tier 2 capital	16,425	16,094	15,896
Deductions
Capital in life and general insurance, funds management and securitisation activities	(829)	(842)	(836)
Capital in controlled commercial operations(4)	(297)	—	—
Net qualifying capital	15,299	15,252	15,060
Risk weighted assets	158,489	148,962	142,909
Tier 1 capital ratio	6.9%	7.2%	7.2%
Tier 2 capital ratio	3.5%	3.7%	3.9%
Deductions	(0.7)%	(0.6)%	(0.6)%
Total capital ratio	9.7%	10.2%	10.5%

As at $m	30 Sept 2004	31 March 2004	30 Sept 2003
Adjusted common equity(5)
Total Tier 1 capital	10,879	10,656	10,338
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)	(2,377)	(2,252)	(2,212)
Less: Other deductions in relation to non-consolidated subsidiaries(6)	(1,126)	(842)	(913)
Add: Capitalised expenditure	269	—	—
Adjusted common equity	7,645	7,562	7,213
Risk weighted assets	158,489	148,962	142,909
Adjusted common equity to risk weighted assets	4.8%	5.1%	5.0%

(1)       The 30 September 2004 financial position includes the consolidation of certain managed investment schemes controlled by the Life Company: $1,409 million in assets, $1 million in other liabilities and $1,408 million in outside equity interests. These managed investment schemes have not been consolidated in the prior corresponding period and comparatives do not include amounts in relation to these schemes. Comparatives as at 31 March 2004 include: $1,357 million in assets, $2 million in other liabilities and $1,355 million in outside equity interests.

(2)       This amount is derived from reinvestment experience of our dividend reinvestment plan.

(3)       Capital expenses are deducted in accordance with new APRA guidelines that designate certain capitalised expenses as intangible assets from 1 July 2004.

(4)       Represents our interest in Epic which was acquired on 2 June 2004.

(5)       Westpac does not currently deduct capitalised expenses from its ACE capital as this newly introduced Tier 1 capital deduction does not impact the substance of its capital strength. The alternative would be to apply the deduction while at the same time reducing our target ACE range by the equivalent amount. Given the uncertain impact from both Basel II and IFRS on the determination of capital ratios, Westpac has elected to leave both the calculation of ACE and the target range unchanged until we have a more complete understanding of all the changes likely to impact capital over the next few years.

(6)       Capital relating to non-banking subsidiaries.

Note 24.    Derivative Financial Instruments

As at 30 Sept 2004 $bn	Notional amount(1)	Regulatory credit equivalent(2)	Positive mark- to-market (replacement cost)(3)	Negative mark-to- market(4)
Derivatives outstanding
Interest rate
Futures	78.9	—	—	—
Forwards	54.8	—	—	—
Swaps	352.9	4.5	2.7	2.7
Purchased options	12.3	0.1	—	—
Sold options	6.6	—	—	—
Foreign exchange
Forwards	224.1	5.5	2.9	3.4
Swaps	94.2	6.0	1.7	3.2
Purchased options	57.9	1.5	0.6	—
Sold options	51.5	—	—	0.6
Commodities	3.6	0.5	0.2	0.1
Equities	12.3	0.6	0.1	—
Total derivatives	949.1	18.7	8.2	10.0
Total derivatives includes the following derivatives used for hedging
Interest Rate
Futures	57.6
Swaps	46.0
Purchased options	2.5
Foreign exchange
Swaps	21.6
Total hedging derivatives outstanding	127.7
Total gross derivatives	949.1	18.7	8.2	10.0
Less: netting benefit		(6.9)	(4.9)	(5.8)
Net derivatives	949.1	11.8	3.3	4.2
As at 30 September 2003	857.0	12.4	5.5	5.9
As at 31 March 2004	973.6	17.3	7.5	8.7

As at 30 Sept 2004 $bn	Less than 3 months	Over 3 months to 6 months	Over 6 months to 1 year	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	Total
Interest rate
Swaps	0.1	—	0.2	0.3	0.8	1.3	2.7

Foreign exchange
Forwards	1.8	0.6	0.4	0.1	0.1	—	3.0
Swaps	—	0.1	0.1	0.2	0.6	0.7	1.7
Purchased options	0.2	0.1	0.1	0.1	0.1	—	0.6
Commodities	—	—	—	—	0.1	—	0.1
Equities and credit	—	—	—	—	0.1	—	0.1
Total derivatives	2.1	0.8	0.8	0.7	1.8	2.0	8.2

Maturity profile of foreign exchange and derivative credit risk exposure in gross replacement cost terms.

(1)       Notional amount refers to the face value or the amount upon which cash flows are calculated.

(2)       Regulatory credit equivalent using Australian Prudential Regulation Authority guidelines for capital adequacy requirements.

(3)       Positive mark-to-market or replacement cost is the cost payable of replacing all transactions in a gain position. This measure is the industry standard for the calculation of current credit risk.

(4)       Negative mark-to-market represents the cost payable to our counterparties of replacing all transactions in a loss position.

Daily Value at Risk

We use earnings at risk as the primary method for measuring and monitoring market risk exposure against Board approved limits. The main types of market risk arising from our trading activities are interest rate and foreign exchange risks. Other market risks include liquidity, commodity, equity, prepayment, specific issuer and capital markets underwriting risks. The table below depicts the aggregate financial markets (including capital markets underwriting) earnings at risk for the last three half years.

$m	High	Low	Average
Six months ended 30 Sept 2004	9.1	2.8	5.5
Six months ended 31 March 2004	12.5	3.7	7.6
Six months ended 30 September 2003	13.6	2.7	4.8

$m	Average for the 6 months ended 30 Sept 04	Average for the 6 months ended 31 March 04	Average for the 6 months ended 30 Sept 03
Interest rate risk	3.2	6.0	2.9
Foreign exchange risk	1.1	2.7	2.1
Volatility risk	0.6	1.2	0.7
Other market risk(1)	2.4	1.8	1.5
Diversification benefit	(1.8)	(4.1)	(2.4)
Net derivatives	5.5	7.6	4.8

(1)       Commodity, equity, prepayment, specific issuer, and capital markets underwriting.

Note 25.    Statement of Cash Flows

$m	Half Year Sept 04	Half Year March 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 04 - Sept 03

Reconciliation of net cash provided by operating activities to net profit attributable to equity holders of WBC
Net profit attributable to equity holders of WBC	1,314	1,225	2,539	2,183	16
Adjustments:
Outside equity interests	34	6	40	8	400
Depreciation and goodwill amortisation	209	218	427	413	3
Increase/ (decrease) in sundry provisions and other non- cash items	2,424	729	3,153	898	251
Bad and doubtful debts	169	172	341	411	(17)
(Increase)/ decrease in other financial market asset and liabilities	(690)	(77)	(767)	1,023	(175)
(Increase)/ decrease in trading securities	(780)	645	(135)	1,759	(108)
(Increase)/ decrease in accrued interest receivable	18	(113)	(95)	(66)	(44)
Decrease/ (increase) in accrued interest payable	86	169	255	(44)	680
(Decrease)/ increase in provision for income tax	(103)	(206)	(309)	(227)	(36)
(Decrease)/ increase in provision for deferred income tax	25	(161)	(136)	166	(182)
Decrease/ (increase) in future income tax benefits	35	146	181	(432)	142
Net cash provided by operating activities	2,741	2,753	5,494	6,092	(10)
Details of assets and liabilities of controlled entities and businesses acquired follow:
Investment securities	—	—	—	70	—
Life insurance assets	—	—	—	2,432	—
Fixed assets	645	—	645	29	large
Other assets	15	—	15	139	(89)
Deposits & public liabilities	—	—	—	—	—
Life insurance policy liabilities	—	—	—	(2,378)	—
Other liabilities	(108)	—	(108)	(430)	75
Provisions	(5)	—	(5)	—	—
Fair value of entities and businesses acquired	547	—	547	(138)	496
Goodwill	—	—	—	964	—
Minority interests	—	—	—	(3)	—
	547	—	547	823	(34)
Cash paid and acquisition costs	(576)	—	(576)	(965)	40
Cash acquired	29	—	29	142	(80)
Cash consideration (net of cash acquired)	(547)	—	(547)	(823)	34
Details of assets and liabilities of controlled
entities and businesses disposed of follow:
Loans	—	—	—	62	—
Investment in controlled entities	158	—	158	—	—
Other assets	(31)	78	47	298	(84)
Minority interests	(33)	(13)	(46)	—	—
Net assets of entities and businesses disposed	94	65	159	360	(56)
Gain on disposal	4	2	6	—	—
Cash consideration (net of sale costs)	98	67	165	360	(54)

Note 26.    Group Investments and Changes in Controlled Entities

	Country where Business is Carried on	Beneficial Interest %	Carrying Amount $m	Nature of Business
Australian Petroleum Investments Pty Limited	Australia	45.0%	—	Energy
Bronte Finance Pty Limited	Australia	20.0%	—	Investment company
Cardlink Services Limited	Australia	16.7%	1	Card clearing system
Cash Services Australia Pty Limited	Australia	33.3%	—	Cash logistics
Electronic Transaction Services Limited	New Zealand	25.0%	—	Electronic payment processing
JDV Limited	Australia	28.8%	7	Broking technology and processing
McGrath Limited	Australia	20.0%	4	Property
Mondex Australia Pty Limited	Australia	25.0%	—	Smart card operations
Mondex New Zealand Limited	New Zealand	20.0%	—	Smart card operations
Stockland Direct Office Trust No.1 Sub Trust	Australia	50.0%	—	Property
Visa New Zealand Limited	New Zealand	15.4%	—	Credit card provider
Westpac Employee Assistance Foundation Pty Limited	Australia	50.0%	—	Employee assistance foundation
Westpac Staff Superannuation Plan Pty Limited	Australia	50.0%	—	Corporate trustee

Note 27.    Reconciliation to US GAAP

$m	Full Year Sept 04	Full Year Sept 03	Full Year Sept 04	Full Year Sept 03
Statement of income	US$(1)	US$(1)	A$	A$
Net profit as reported under Australian GAAP	1,839	1,484	2,539	2,183
Items having an effect of increasing (decreasing) reported income (related tax impact of item shown separately)
Premises and sites	46	(72)	64	(106)
Amortisation of goodwill	119	111	164	163
Goodwill fair value adj	34	—	47	—
Related income tax credit	(10)	—	(14)	—
Superannuation (pension) expense	21	44	29	64
Related income tax expense	(7)	(13)	(9)	(19)
Wealth management	(17)	(12)	(24)	(17)
Related income tax credit	5	3	7	5
Write-down of available-for-sale securities	(12)	(25)	(16)	(37)
Employee share option compensation (under APB25)	(3)	(10)	(4)	(15)
Employee share option compensation (under SFAS 123)	(25)	(18)	(34)	(27)
Employee share option compensation (under SFAS 123)	(13)	—	(18)	—
Distributions on other equity instruments(2)	—	(28)	—	(41)
Other debt instruments - interests(2)	(117)	(24)	(161)	(36)
Other debt instruments - foreign exchange gains	10	—	14	—
Initial adoption of FIN 46R(2)	4	—	5	—
Deconsolidation of trust preferred structures (under FIN 46R)(2)	106	—	147	—
Other non-financial assets	25	5	34	7
Related income tax credit/(expense)	4	2	6	3
Software capitalisation	—	(3)	—	(4)
Related income tax expense	—	1	—	2
Derivative instruments (under SFAS 133)	(4)	(76)	(5)	(111)
Related income tax credit	1	18	2	26
Restructuring costs	(1)	(54)	(2)	(79)
Related income tax credit	1	16	1	23
Net income according to US GAAP	2,006	1,349	2,772	1,984
Adjustments to determine other comprehensive income under US GAAP (net of tax)
Foreign currency translation	(8)	(106)	(11)	(156)
Other debt instruments - FCTR adjustment	(40)		(55)	—
Unrealised net gain on available-for-sale securities	51	106	70	156
Reclassification adjustment for losses on investment securities now included in net income	—	23	—	34
Total comprehensive income according to US GAAP	2,009	1,372	2,776	2,018
Equity attributed to equity holders of WBC as reported under Australian GAAP	10,785	9,492	14,888	13,965
Adjustments:
Premises and sites	(83)	(121)	(114)	(178)
Goodwill	252	103	348	151
Superannuation (pension) asset	149	126	206	186
Wealth management assets (net of tax)	(50)	(35)	(69)	(52)
Available-for-sale securities	74	33	102	48
Other equity instruments(2)	—	(1,085)	—	(1,597)
Other debt instruments(2)	(1,825)	(447)	(2,519)	(657)
Deconsolidation of trust preferred structures (under FIN 46R)(2)	103	—	142	—
Other non-financial assets	(6)	(33)	(8)	(48)
Capitalised software	(13)	(12)	(18)	(18)
Derivative instruments (under SFAS 133)	(14)	(12)	(20)	(17)
Restructuring provisions	(7)	(6)	(10)	(9)
Equity attributable to equity holders according to US GAAP	9,365	8,003	12,928	11,774

Notes explained on page 74.

1.         Australian dollar amounts have been translated into United States dollars solely for the convenience of the reader at the rate of A$1.00 = US$0.7244, the noon buying rate for cable transfers on 30 September 2004, as published by the Federal Reserve Bank of New York.

2.         Effective 1 October 2003, Westpac has adopted the provisions of FASB Interpretation Number 46R Consolidation of Variable Interest Entities (FIN 46R). Under FIN 46R, Westpac has consolidated a commercial paper conduit, Waratah Receivables Corporation Pty Limited and its controlled entities (Waratah). Westpac provides a letter of credit facility to Waratah. This arrangement represents a variable interest in Waratah and results in Westpac being the primary beneficiary in accordance with FIN 46R. The impact of consolidating this vehicle has been to increase total assets by $4,716 million, total liabilities by $4,715 million and minority interest by $1 million. There has been no impact on net income for the period.

Westpac has also deconsolidated certain trusts through which hybrid Tier 1 capital instruments have been issued. In accordance with FIN 46R, Westpac does not have a variable interest in the trusts and therefore is not the primary beneficiary. The effect has been to: recognise other equity instruments as other debt instruments; recognise distributions on other equity instruments as distributions on other debt instruments; amortise issue costs over the period to the first call date; and to recognise the effect of movements in fair value of cross currency swaps between Westpac and the trust as the impact of deconsolidation of trust preferred shares (under FIN 46R). In accordance with the transition guidance of FIN 46R, prior periods have not been restated.

Note 28.    Subsequent Events

On 29 October 2004, Westpac announced the signing of an underwriting agreement with respect to an Initial Public Offering (IPO) of the Hastings Diversified Utilities trust structure (the Trusts). The IPO will result in the Group losing control of the Trusts and the natural gas pipeline assets they hold subsequent to balance date.

There will be no significant impact on the financial performance of the Group as a result of the transaction.

5.6      STATEMENT IN RELATION TO THE AUDIT OF THE FINANCIAL STATEMENTS

This report is based on financial statements that have been audited. The audit report, which was unqualified, will be made available with Westpac’s Annual Financial Report.

Dated at Sydney this 8 day of November 2004 for and on behalf of the Board.

/s/ Richard Willcock
Richard Willcock
Group Secretary and General Counsel

6. OTHER INFORMATION	Year End Profit Announcement 2004

6.1      CREDIT RATINGS(1) AND EXCHANGE RATES

Rating agency	Long term	Short term
Fitch Ratings	AA-	F1+
Moody’s Investor Services	Aa3	P-1
Standard & Poor’s	AA-	A-1+

Twelve months to/as at Currency	30 Sept 2004		30 Sept 2003
	Average	Spot	Average	Spot
USD	0.7261	0.7147	0.6123	0.6805
GBP	0.4053	0.3971	0.3823	0.4072
NZD	1.1257	1.0685	1.1146	1.1456

Six months to/as at Currency	30 Sept 2004		31 March 2004		30 Sept 2003
	Average	Spot	Average	Spot	Average	Spot
USD	0.7123	0.7147	0.7399	0.7590	0.6493	0.6805
GBP	0.3926	0.3971	0.4180	0.4138	0.4021	0.4072
NZD	1.1111	1.0685	1.1403	1.1450	1.1256	1.1456

(1)  As at September 2004. Unchanged during the reporting period.

6.2          DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Profit Announcement contains statements that constitute ‘forward-looking statements’ within the meaning of section 21E of the US Securities Exchange Act of 1934. The US Private Securities Litigation Reform Act of 1995 provides a ‘safe harbor’ for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.

Forward-looking statements appear in a number of places in this Profit Announcement and include statements regarding our intent, belief or current expectations with respect to our results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘may’, ‘expect’, ‘intend’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, or other similar words to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Profit Announcement as anticipated, believed, estimated, expected or intended.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that the predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements made by us or on our behalf. These factors include:

•             Inflation, interest rate, exchange rate, market and monetary fluctuations;

•             The effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy;

•             Changes in consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which we conduct our operations;

•             The effects of competition in the geographic and business areas in which we conduct operations;

•             The ability to increase market share and control expenses;

•             The timely development of and acceptance of new products and services and the perceived overall value of these products and services by users;

•             Technological changes;

•             Demographic changes and changes in political, social and economic conditions in any of the major markets in which we operate; and

•             Various other factors beyond our control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us in this report refer to the section on ‘Risk factors’ in Westpac’s Annual Financial Report. Our forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those in the forward-looking statements as a result of various factors. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

We are under no obligation, and do not intend, to update any forward-looking statements contained in this Profit Announcement, whether as a result of new information, future events or otherwise after the date of this Profit Announcement.

6.3          SHAREHOLDER CALENDAR

Westpac shares are listed on the Stock Exchanges in Australia, New Zealand, New York and Tokyo.

Important dates for shareholders to note over the following months are:

Ex-dividend date	18 November 2004
Record date for final dividend (Sydney)	24 November 2004	5.00pm (Sydney time)
Record date for final dividend (New York)(1)	23 November 2004	5.00pm (New York time)
Record date for final dividend (New Zealand)(2),(3)	26 November 2004	5.00pm (New Zealand time)
Dividend payment date	15 December 2004

The Annual General Meeting of Westpac will be held in Auckland, New Zealand on Thursday, 16 December 2004. A simultaneous broadcast and information meeting will be held in Sydney, Australia.

Share Registries

Australia and New Zealand - Westpac Ordinary Shares	New Zealand - NZ Class shares
ASX Perpetual Registrars Limited	Computershare Investor Services Ltd
Level 8, 580 George Street	Level 2, 159 Hurstmere Road
Sydney NSW 2000	Takapuna North Shore City Auckland

New York - American Depositary Receipts	Tokyo
JP Morgan Chase Bank	The Mitsubishi Trust & Banking Corporation
4 New York Plaza	1-7-7, Nishi-Ikebukuro
13th Floor	Toshima-ku
New York NY 10004 USA	Tokyo 171-8508 Japan

For further information contact:

Media:

David Lording, Head of Media Relations, +61 (0)2 9226 3510

Analysts and Investors:

Andrew Bowden, Head of Investor Relations, +61 (0)2 9226 4008

/s/ Richard Willcock
Richard Willcock
Group Secretary and General Counsel

8 November 2004

(1)       Dividends will be converted to local currency at the rate ruling on the date of payment of dividend.

(2)       Dividends payable to holders of ordinary shares on the New Zealand register will be converted to local currency at the ruling buying rate for telegraphic transfers at 11:00am on 15 December 2004.

(3)       New Zealand date applies to holders of New Zealand Class shares only. New Zealand residents holding Westpac ordinary shares should note Australia dates.

7. WEALTH MANAGEMENT BUSINESS	Year End Profit Annoucement 2004

Westpac’s total wealth management business comprises our Australian wealth management business, BTFG (Australia) (details included in section 4.4) and our New Zealand wealth management business (details included in section 4.3). This combined view has been provided to help understand the contribution of our wealth management business to the overall Group result and does not reflect the way in which we manage our wealth operations.

The following results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business area reflecting the management of our business, rather than its legal structure. Consequently, these results cannot be compared directly to public disclosure of the performance of individual legal entities.

7.1          TOTAL FUNDS MANAGEMENT AND LIFE INSURANCE BUSINESS

The performance of our wealth management business is summarised below by its three main segments: Funds Management, Life Insurance and Other, and on a geographical basis where significant.

Profit on Operations $m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Funds Management	84	66	27	150	117	28
Life Insurance
Australia	22	25	(12)	47	43	9
New Zealand	8	10	(20)	18	20	(10)
	30	35	(14)	65	63	3
Total Funds Management and Life Insurance	114	101	13	215	180	19
Other(1)	(32)	(24)	(33)	(56)	(49)	(14)
Total profit on operations	82	77	6	159	131	21

(1)  Other business includes earnings on capital and other investments and amortisation of goodwill on acquired businesses.

The following table shows the consolidated results for our Australian and New Zealand Funds Management, Life Insurance and Other businesses.

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Net interest income	43	38	13	81	83	(2)
Non-interest income	302	299	1	601	538	12
Operating income	345	337	2	682	621	10
Non interest expenses	(202)	(197)	(3)	(399)	(377)	(6)
Core earnings	143	140	2	283	244	16
Bad debts	—	—	—	—	—	—
Operating profit before tax	143	140	2	283	244	16
Tax and outside equity interests	(31)	(29)	(7)	(60)	(51)	(18)
Cash earnings	112	111	1	223	193	16
Goodwill amortisation	(30)	(34)	12	(64)	(62)	(3)
Profit on operations	82	77	6	159	131	21
Economic profit	10	2	400	12	13	(8)
Expense to income ratio	58.6%	58.5%	(10bps )	58.5%	60.7%	220bps

Operating income can be reconciled to the net life insurance and funds management income as disclosed in Section 5.5 Note 6, Non-Interest Income, and Note 7, Non-Interest Income Analysis, as follows:

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Operating income (from previous page)	345	337	2	682	62 1	10
Net interest income	(43)	(38)	(13)	(81)	(83)	2
Commission expense	11	12	(8)	23	21	10
Policy holders tax recoveries	18	15	20	33	7	371
Transfer pricing - cost of distribution	37	33	12	70	53	32
Intercompany consolidation eliminations	84	59	42	143	144	(1)
New Zealand commission expense	—	(1)	100	(1)	(2)	50

Total non-interest wealth management income	452	417	8	869	761	14

7.2          FUNDS MANAGEMENT BUSINESS

Funds management includes product management, product administration, product and platform intermediary distribution, investment management, margin lending and discount broking. This section covers the Australian (details included in section 4.4) and New Zealand (details included in section 4.3) businesses.

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Net interest income	48	44	9	92	89	3
Non-interest income	294	283	4	577	527	9
Gross operating income	342	327	5	669	616	9
Commission expense	(70)	(64)	(9)	(134)	(120)	(12)
Operating income	272	263	3	535	496	8
Operating expenses	(176)	(175)	(1)	(351)	(342)	(3)
Operating profit before tax	96	88	9	184	154	19
Tax and outside equity interests	(11)	(20)	45	(31)	(35)	11
Cash earnings	85	68	25	153	119	29
Goodwill amortisation	(1)	(2)	50	(3)	(2)	(50)
Profit on operations	84	66	27	150	117	28
Expense to income ratio	64.7%	66.5%	180bps	65.6%	69.0%	340bps

Movement of funds under management (FUM)

Retail FUM in the table below includes all general investment products, Personal Portfolio Services (now closed to new business), Corporate Superannuation, Business Superannuation and Mezzanine funds. It excludes the Westpac Guaranteed Income Plan. Personal Portfolio Services has been replaced by the platform product Portfolio Wrap which is included in funds under administration (FUA) in the table below.

$bn	FUM Sept 2003	Sales	Redns	Net Flows	Other mov’t(3)	FUM Sept 2004	FUM March 2004	% Mov’t Sept 03- Sept 04
Retail	27.1	4.8	(5.9)	(1.1)	1.5	27.5	27.3	1
Wholesale	13.4	6.8	(5.4)	1.4	1.2	16.0	15.1	19
Australia	40.5	11.6	(11.3)	0.3	2.7	43.5	42.4	7
New Zealand(1)	2.9	0.4	(1.3)	(0.9)	0.3	2.3	3.0	(21)
FUM	43.4	12.0	(12.6)	(0.6)	3.0	45.8	45.4	6
FUM and FUA(2)	56.3	18.1	(15.0)	3.1	3.7	63.1	61.0	12

(1)       Westpac New Zealand and BT New Zealand.

(2)       Includes Wrap and Governance Advisory Services.

(3)       ‘Other movement’ primarily reflects the impact of market movements on underlying FUM.

7.3          LIFE INSURANCE BUSINESS (EXCLUDES GENERAL INSURANCE)

The Life Insurance business result has been determined on a Margin on Service basis. This section covers the Australian business (details included at section 4.4) and New Zealand business (earnings included in the New Zealand segment at section 4.3).

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Net interest income	—	—	—	—	—	—
Non-interest Income	93	101	(8)	194	179	8
Gross operating income	93	101	(8)	194	179	8
Commission expense	(25)	(33)	24	(58)	(62)	6
Operating Income	68	68	—	136	117	16
Operating expenses	(26)	(22)	(18)	(48)	(35)	(37)
Operating profit before tax	42	46	(9)	88	82	7
Tax and outside equity interests	(12)	(11)	(9)	(23)	(19)	(21)
Cash earnings	30	35	(14)	65	63	3
Goodwill amortisation	—	—	—	—	—	—
Profit on operations	30	35	(14)	65	63	3
Expense to income ratio	38.2%	32.4%	(580bps )	35.3%	29.9%	(540bps )

Movement in in-force premium for risk business

$m	In-force Sept 2003	Sales	Lapses	Net Inflows	Other mov’t(1)	In-force Sept 2004	In-force Mar 2004	% Mov’t Sept 03- Sept 04
Australia	215.8	51.6	(36.7)	14.9	(5.2)	225.5	226.8	4
New Zealand	40.2	3.0	(2.6)	0.4	(1.4)	39.2	39.1	(2)
Total in-force premiums	256.0	54.6	(39.3)	15.3	(6.6)	264.7	265.9	3

(1)       Includes movement in in-force premiums due to CPI increases and customer re-rating.

7.4                            OTHER BUSINESS

Other includes earnings on capital and other instruments and amortisation of goodwill on acquired businesses.

$m	Half Year Sept 04	Half Year March 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Net interest income	(5)	(6)	17	(11)	(6)	(83)
Non-interest Income	10	12	(17)	22	14	57
Gross operating income	5	6	(17)	11	8	38
Commission expense	—	—	—	—	—	—
Operating income	5	6	(17)	11	8	38
Operating expenses	—	—	—	—	—	—
Operating profit before tax	5	6	(17)	11	8	38
Tax and outside equity interests	(8)	2	500	(6)	3	300
Cash earnings	(3)	8	138	5	11	(55)
Goodwill amortisation	(29)	(32)	9	(61)	(60)	(2)
Profit on operations	(32)	(24)	(33)	(56)	(49)	(14)

7.5          EMBEDDED VALUE AND VALUE OF NEW BUSINESS

The following table shows the embedded value and value of new business for the funds management and life insurance businesses, excluding discount broking.

The embedded value and value of new business have been calculated using assumptions consistent with the best estimate assumptions used in calculating Margin on Services policy liabilities at 30 September 2004. The risk discount rate used was the yield on 10-year government bonds plus a margin of 5.5% for business in Westpac Life and the yield on 10-year government bonds plus 6.5% for other business.

A$ million
As at 30 September 2004
Net assets(1)	1,298
Value of in-force business	1,261
Embedded value	2,559

Change in embedded value since 30 September 2003	513

Analysis of movement since 30 September 2003
Expected growth(2)	195
New business	125
Experience	60
Change in embedded value from business activity	380
Assumptions	(27)
Capital movements and dividends paid	135
Inclusion of Westpac New Zealand’s funds management business (at 31 March 2004)	25
Change in embedded value	513

(1)       Net assets represents shareholders’ net tangible assets and exclude any goodwill component.

(2)       The embedded value is expected to grow at the risk discount rate for the value of in-force business and the expected net earning rate for the net assets.

The embedded value has grown by $380 million or 19% from business activity in the period.

The main components of the change in embedded value were:

•                  New business in the period added $125 million. This amount does not include Westpac New Zealand’s funds management business;

•                  Capital movements were partially offset by dividends paid resulting in an increase to embedded value during the period;

•                  Favourable experience, mainly due to investment performance and claims experience on life insurance products added $60 million;

•                  Assumption changes have reduced embedded value by $27 million. This was mainly due to the issue highlighted at half year where a reduction in expense unit cost assumptions was overstated at 30 September 2003. This has been partially offset by reductions in redemption rates, life insurance claims and expense unit cost assumptions. These assumption changes were made to reflect improved experience; and

•                  Inclusion of Westpac New Zealand’s heritage funds management business added $25million.

Value of Synergies Remaining

A$ million
Value of synergies remaining at 30 September 2003	341
Roll forward of synergy value to 30 September 2004	368
Change in value of synergies of in-force business recognised in embedded value	(142)
Change in value of synergies recognised in future new business	(226)
Value of synergies remaining at 30 September 2004	0

The value of synergies yet to be recognised at 30 September 2003 was $341 million. The roll forward of this value to 30 September 2004 with the unwinding of the discount rate, is now $368 million.

As at 30 September 2004 run rate synergies of $109 million had been achieved. Total synergies of $116 million are expected in 2005 and have been included in determining the embedded value. Therefore, the full value of acquisition synergies has now been recognised in embedded value and future new business.

Value of New Business

A$ million
Six months to 30 September 2004
New business written in period	125
Westpac New Zealand’s funds management business	1
Total	126

The value of new business is based on the value of actual sales for the year ended 30 September 2004.

Sensitivities

The following table shows the change in embedded value and value of new business from various changes in experience.

	Embedded value	Value of new business
Change in value as at 30 September 2004 (A$ million)
1%pa increase in discount rates	(58)	(11)
1%pa reduction in redemption and lapse rates	107	12
10% reduction in expenses	99	13
10% reduction in claims	48	8
1%pa increase in investment returns	59	7

8.             SEGMENT RESULT

8.1                            FULL YEAR SEGMENT RESULT

12 months to 30 September 2004 $m	Business and Consumer Banking	New Zealand(1)	BT Financial Group (Australia)	Westpac Institutional Bank	Pacific Banking	Group Business Unit(2)	Group
Net interest income	3,423	804	75	452	72	(71)	4,755
Non-interest income	1,307	415	553	784	67	129	3,255
Net operating income	4,730	1,219	628	1,236	139	58	8,010
Operating expenses	(2,471)	(588)	(378)	(553)	(51)	101	(3,940)
Goodwill amortisation	(58)	(43)	(61)	(2)	—	—	(164)
Bad debts	(340)	(37)	—	5	(2)	(40)	(414)
Profit from ordinary activities before income tax expense	1,861	551	189	686	86	119	3,492
Tax expense	(569)	(185)	(54)	(204)	(26)	125	(913)
Net profit	1,292	366	135	482	60	244	2,579
Net profit attributable to outside equity interests	—	(3)	—	(3)	(4)	(30)	(40)
Net profit attributable to equity holders of WBC	1,292	363	135	479	56	214	2,539
Goodwill amortisation	58	43	61	2	—	—	164
Distributions on other equity instruments	—	—	—	—	—	(154)	(154)
2004 TPS revaluation	—	—	—	—	—	10	10
Cash earnings	1,350	406	196	481	56	70	2,559
Cash earnings (cents) per ordinary share							138.6

(1)       New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.1115 for 2004 and 1.1975 for 2003). This rate is not the same as the average rate which prevailed for the period (1.1257 for 2004 and 1.1146 for 2003).

(2)       Group Business Unit includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038) and the consolidation of certain Managed Investment Schemes (MIS) by the Life Company:

i)               Non-interest income $66 million credit ($33 million MIS and $33 million AASB 1038)

ii)           Operating expenses $3 million debit (MIS)

iii)       Tax expense $33 million debit (AASB 1038)

iv)         Net profit attributable to outside equity interests $30 million debit (MIS)

12 months to 30 September 2003 $m	Business and Consumer Banking	New Zealand(1)	BT Financial Group (Australia)	Westpac Institutional Bank	Pacific Banking	Group Business Unit(2)	Group
Net interest income	3,043	701	78	423	71	10	4,326
Non-interest income	1,298	353	493	698	61	101	3,004
Net operating income	4,341	1,054	571	1,121	132	111	7,330
Operating expenses	(2,361)	(519)	(354)	(472)	(51)	(6)	(3,763)
Goodwill amortisation	(58)	(39)	(60)	(2)	—	(4)	(163)
Bad debts	(321)	(45)	—	(107)	2	(14)	(485)
Profit from ordinary activities before income tax expense	1,601	451	157	540	83	87	2,919
Tax expense	(494)	(146)	(48)	(156)	(20)	136	(728)
Net profit	1,107	305	109	384	63	223	2,191
Net profit attributable to outside equity interests	—	(2)	—	(2)	(5)	1	(8)
Net profit attributable to equity holders of WBC	1,107	303	109	382	58	224	2,183
Goodwill amortisation	58	39	60	2	—	4	163
Distributions on other equity instruments	—	—	—	—	—	(75)	(75)
2004 TPS revaluation	—	—	—	—	—	—	—
Cash earnings	1,165	342	169	384	58	153	2,271
Cash earnings (cents) per ordinary share							124.5

(1)       New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.1115 for 2004 and 1.1975 for 2003). This rate is not the same as the average rate which prevailed for the period (1.1257 for 2004 and 1.1146 for 2003).

(2)       Group Business Unit includes the following amounts associated with the requirements of AASB 1038 Life Insurance business, (AASB 1038). (Managed Investment Schemes (MIS) were not consolidated by the Life Company in the year ended 30 September 2003):

i)               Non-interest income $7 million credit

ii)           Tax expense $7 million debit

8.2          HALF YEAR SEGMENT RESULT

6 months to 30 September 2004 $m	Business and Consumer Banking	New Zealand(1)	BT Financial Group (Australia)	Westpac Institutional Bank	Pacific Banking	Group Business Unit (2)	Group
Net interest income	1,753	413	40	225	36	(51)	2,416
Non-interest income	670	215	280	450	34	67	1,716
Net operating income	2,423	628	320	675	70	16	4,132
Operating expenses	(1,267)	(299)	(192)	(315)	(27)	85	(2,015)
Goodwill amortisation	(29)	(22)	(28)	(1)	—	—	(80)
Bad debts	(169)	(17)	—	3	1	(25)	(207)
Profit from ordinary activities before income tax expense	958	290	100	362	44	76	1,830
Tax expense	(289)	(96)	(28)	(105)	(12)	48	(482)
Net profit	669	194	72	257	32	124	1,348
Net profit attributable to outside equity interests	—	(2)	—	(2)	(3)	(27)	(34)
Net profit attributable to equity holders of WBC	669	192	72	255	29	97	1,314
Goodwill amortisation	29	22	28	1	—	—	80
Distributions on other equity instruments	—	—	—	—	—	(78)	(78)
2004 TPS revaluation	—	—	—	—	—	10	10
Cash earnings	698	214	100	256	29	29	1,326
Cash earnings (cents) per ordinary share							71.9

(1)       New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.1115 for 2004 and 1.1975 for 2003). This rate is not the same as the average rate which prevailed for the period (1.1111 for the six months to September 2004 and 1.1256 for the six months to September 2003).

(2)       Group Business Unit includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038) and the consolidation of certain Managed Investment Schemes (MIS) by the Life Company:

i)               Non-interest income $49 million credit ($31 million MIS and $18 million AASB 1038)

ii)           Operating expenses $2 million debit (MIS)

iii)       Tax expense $18 million debit (AASB 1038)

iv)         Net profit attributable to outside equity interests $29 million debit (MIS)

6 months to 31 March 2004 $ m	Business and Consumer Banking	New Zealand(1)	BT Financial Group (Australia)	Westpac Institutional Bank	Pacific Banking	Group Business Unit(2)	Group
Net interest income	1,670	391	35	227	36	(20)	2,339
Non-interest income	637	200	273	334	33	62	1,539
Net operating income	2,307	591	308	561	69	42	3,878
Operating expenses	(1,204)	(289)	(186)	(238)	(24)	16	(1,925)
Goodwill amortisation	(29)	(21)	(33)	(1)	—	—	(84)
Bad debts	(171)	(20)	—	2	(3)	(15)	(207)
Profit from ordinary activities before income tax expense	903	261	89	324	42	43	1,662
Tax expense	(280)	(89)	(26)	(99)	(14)	77	(431)
Net profit	623	172	63	225	28	120	1,231
Net profit attributable to outside equity interests	—	(1)	—	(1)	(1)	(3)	(6)
Net profit attributable to equity holders of WBC	623	171	63	224	27	117	1,225
Goodwill amortisation	29	21	33	1	—	—	84
Distributions on other equity instruments	—	—	—	—	—	(76)	(76)
2004 TPS revaluation	—	—	—	—	—	—	—
Cash earnings	652	192	96	225	27	41	1,233
Cash earnings (cents) per ordinary share							66.7

(1)       New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.1115 for 2004 and 1.1975 for 2003). This rate is not the same as the average rate which prevailed for the period (1.1403 for the six months to 31 March 2004 and 1.1036 for the six months to 31 March 2003).

(2)       Group Business Unit includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038) and the consolidation of certain Managed Investment Schemes (MIS) by the Life Company:

i)               Non-interest income $17 million credit ($2 million MIS and $15 million AASB 1038)

ii)           Operating expenses $1 million debit (MIS)

iii)       Tax expense $15 million debit (AASB 1038)

iv)         Net profit attributable to outside equity interests $1 million debit (MIS)

8.3          NEW ZEALAND BUSINESS UNIT PERFORMANCE (A$ EQUIVALENTS TO 4.3)

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. New Zealand includes Westpac Investment Management; New Zealand Life Company and BT New Zealand. The results do not include the earnings of our New Zealand Institutional Bank. All figures are in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.1115 for 2004 and 1.1975 for 2003). This rate is not the same as the average rate which prevailed for the period (1.1257 for 2004 and 1.1146 for 2003).

A$m	Half Year Sept 04	Half Year Mar 04	% Mov’t Mar 04- Sept 04	Full Year Sept 04	Full Year Sept 03	% Mov’t Sept 03- Sept 04
Net interest income	413	391	6	804	701	15
Non-interest income	215	200	8	415	353	18
Operating income	628	591	6	1,219	1,054	16
Operating expenses	(299)	(289)	(3)	(588)	(519)	(13)
Core earnings	329	302	9	631	535	18
Bad debts	(17)	(20)	15	(37)	(45)	18
Operating profit before tax	312	282	11	594	490	21
Tax and outside equity interests	(98)	(90)	(9)	(188)	(148)	(27)
Cash earnings	214	192	11	406	342	19
Goodwill amortisation	(22)	(21)	(5)	(43)	(39)	(10)
Profit on operations	192	171	12	363	303	20

Economic profit	116	95	22	211	167	26
Expense to income ratio	47.6%	48.9%	130bps	48.2%	49.2%	100bps

	$bn	$bn		$bn	$bn
Deposits	17.4	15.8	10	17.4	15.1	15
Net loans	26.4	23.4	13	26.4	21.4	23
Total assets	27.9	24.4	14	27.9	22.5	24
Funds under management	2.3	3.0	(23)	2.3	2.9	(21)

9. EARNINGS RECONCILIATION	Year End Profit Annoucement 2004

9.1          FULL YEAR EARNINGS RECONCILIATION

12 months to 30 September 2004 $m	Reported Results	Epic(1)	Policyholder Tax Recoveries	Managed Investment Schemes	One Month BTFM	Adjusted Results

Net interest income	4,755	—	—	—	—	4,755
Non-interest income	3,255	(27)	(33)	(33)	—	3,162
Net operating income	8,010	(27)	(33)	(33)	—	7,917
Operating expenses	(3,940)	22	—	3	—	(3,915)
Goodwill amortisation	(164)	—	—	—	—	(164)
Underlying performance	3,906	(5)	(33)	(30)	—	3,838
Bad debts	(414)	—	—	—	—	(414)
Profit from ordinary activities before income tax	3,492	(5)	(33)	(30)	—	3,424
Tax expense	(913)	—	33	—	—	(880)
Net profit	2,579	(5)	—	(30)	—	2,544
Net profit attributable to outside equity interests	(40)	—	—	30	—	(10)
Net profit attributable to equity holders of WBC	2,539	(5)	—	—	—	2,534
Goodwill amortisation	164	—	—	—	—	164
Distribution on other equity interests	(154)	—	—	—	—	(154)
2004 TPS revaluation	10	—	—	—	—	10
Cash earnings	2,559	(5)	—	—	—	2,554

(1)  Represents the reversal of the financial performance of Epic for the period 2 June 2004 to 30 September 2004.

12 months to 30 September 2003 $m	Reported Results	Epic	Policyholder Tax Recoveries	Managed Investment Schemes	One Month BTFM	Adjusted Results

Net interest income	4,326	—	—	—	1	4,327
Non-interest income	3,004	—	(7)	—	18	3,015
Net operating income	7,330	—	(7)	—	19	7,342
Operating expenses	(3,763)	—	—	—	(15)	(3,778)
Goodwill amortisation	(163)	—	—	—	(4)	(167)
Underlying performance	3,404	—	(7)	—	—	3,397
Bad debts	(485)	—	—	—	—	(485)
Profit from ordinary activities before income tax	2,919	—	(7)	—	—	2,912
Tax expense	(728)	—	7	—	(1)	(722)
Net profit	2,191	—	—	—	(1)	2,190
Net profit attributable to outside equity interests	(8)	—	—	—	—	(8)
Net profit attributable to equity holders of WBC	2,183	—	—	—	(1)	2,182
Goodwill amortisation	163	—	—	—	4	167
Distribution on other equity interests	(75)	—	—	—	—	(75)
2004 TPS revaluation	—	—	—	—	—	—
Cash earnings	2,271	—	—	—	3	2,274

9.2          HALF YEAR EARNINGS RECONCILIATION

6 months to 30 September 2004 $m	Reported Results	Epic(1)	Policyholder Tax Recoveries	Managed Investment Schemes	One Month BTFM	Adjusted Results
Net interest income	2,416	—	—	—	—	2,416
Non-interest income	1,716	(27)	(18)	(31)	—	1,640
Net operating income	4,132	(27)	(18)	(31)	—	4,056
Operating expenses	(2,015)	22	—	2	—	(1,991)
Goodwill amortisation	(80)	—	—	—	—	(80)
Underlying performance	2,037	(5)	(18)	(29)	—	1,985
Bad debts	(207)	—	—	—	—	(207)
Profit from ordinary activities before income tax	1,830	(5)	(18)	(29)	—	1,778
Tax expense	(482)	—	18	—	—	(464)
Net profit	1,348	(5)	—	(29)	—	1,314
Net profit attributable to outside equity interests	(34)	—	—	29	—	(5)
Net profit attributable to equity holders of WBC	1,314	(5)	—	—	—	1,309
Goodwill amortisation	80	—	—	—	—	80
Distribution on other equity interests	(78)	—	—	—	—	(78)
2004 TPS revaluation	10	—	—	—	—	10
Cash earnings	1,326	(5)	—	—	—	1,321

(1)  Represents the reversal of the financial performance of Epic for the period 2 June 2004 to 30 September 2004.

6 months to 31 March 2004 $m	Reported Results	Epic	Policyholder Tax Recoveries	Managed Investment Schemes	One Month BTFM	Adjusted Results
Net interest income	2,339	—	—	—	—	2,339
Non-interest income	1,539	—	(15)	(2)	—	1,522
Net operating income	3,878	—	(15)	(2)	—	3,861
Operating expenses	(1,925)	—	—	1	—	(1,924)
Goodwill amortisation	(84)	—	—	—	—	(84)
Underlying performance	1,869	—	(15)	(1)	—	1,853
Bad debts	(207)	—	—	—	—	(207)
Profit from ordinary activities before income tax	1,662	—	(15)	(1)	—	1,646
Tax expense	(431)	—	15	—	—	(416)
Net profit	1,231	—	—	(1)	—	1,230
Net profit attributable to outside equity interests	(6)	—	—	1	—	(5)
Net profit attributable to equity holders of WBC	1,225	—	—	—	—	1,225
Goodwill amortisation	84	—	—	—	—	84
Distribution on other equity interests	(76)	—	—	—	—	(76)
2004 TPS revaluation	—	—	—	—	—	—
Cash earnings	1,233	—	—	—	—	1,233

10. ECONOMIC PROFIT	Year End Profit Annoucement 2004

Economic profit is defined as cash earning less a capital charge calculated at 11.6% of average adjusted ordinary equity plus the estimated value of franking credits paid to shareholders. Business unit economic profit is defined as cash earnings less a capital charge calculated at 12% of allocated capital plus 70% of the value of Australian tax paid.

Economic profit is used as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk-adjusted cost of capital.

Reconciliation of economic profit to net profit attributable to equity holders for the 12 months ended 30 September 2004

$m	Group	Business and Consumer Banking	Westpac Institutional Bank	New Zealand	BT Financial Group (Australia)
Net profit attributable to equity holders	2,539	1,292	479	363	135
Goodwill amortisation	164	58	2	43	61
Distributions on hybrid securities	(154)	—	—	—	—
2004 TPS revaluation	10	—	—	—	—
Cash earnings	2,559	1,350	481	406	196
Franking benefit	477	399	87	16	38
Adjusted cash earnings	3,036	1,749	568	422	234
Average adjusted ordinary equity	12,340	5,664	2,417	1,761	2,009
Equity charge	(1,433)	(680)	(290)	(211)	(241)
Economic profit	1,603	1,069	278	211	(7)

Reconciliation of economic profit to net profit attributable to equity holders for the 12 months ended 30 September 2003

$m	Group	Business and Consumer Banking	Westpac Institutional Bank	New Zealand	BT Financial Group (Australia)
Net profit attributable to equity holders	2,183	1,107	382	303	109
Goodwill amortisation	163	58	2	39	60
Distributions on hybrid securities	(75)	—	—	—	—
2004 TPS revaluation	—	—	—	—	—
Cash earnings	2,271	1,165	384	342	169
Franking benefit	426	346	65	14	34
Adjusted cash earnings	2,697	1,511	449	356	203
Average adjusted ordinary equity	11,203	5,154	1,941	1,579	1,695
Equity charge	(1,300)	(619)	(232)	(189)	(204)
Economic profit	1,397	892	217	167	(1)

Reconciliation of economic profit to net profit attributable to equity holders for the half year to 30 September 2004

$m	Group	Business and Consumer Banking	Westpac Institutional Bank	New Zealand	BT Financial Group (Australia)
Net profit attributable to equity holders	1,314	669	255	192	72
Goodwill amortisation	80	29	1	22	28
Distributions on hybrid securities	(78)	—	—	—	—
2004 TPS revaluation	10	—	—	—	—
Cash earnings	1,326	698	256	214	100
Franking benefit	243	203	42	8	20
Adjusted cash earnings	1,569	901	298	222	120
Average adjusted ordinary equity	12,549	5,755	2,459	1,772	2,001
Equity charge	(729)	(346)	(147)	(107)	(120)
Economic profit	840	555	151	115	0

Reconciliation of economic profit to net profit attributable to equity holders for the half year to 31 March 2004

$m	Group	Business and Consumer Banking	Westpac Institutional Bank	New Zealand	BT Financial Group (Australia)
Net profit attributable to equity holders	1,225	623	224	171	63
Goodwill amortisation	84	29	1	21	33
Distributions on hybrid securities	(76)	—	—	—	—
2004 TPS revaluation	—	—	—	—	—
Cash earnings	1,233	652	225	192	96
Franking benefit	234	196	45	8	18
Adjusted cash earnings	1,467	848	270	200	114
Average adjusted ordinary equity	12,131	5,573	2,376	1,750	2,017
Equity charge	(704)	(334)	(143)	(105)	(121)
Economic profit	763	514	127	95	(7)

11.          GLOSSARY

EARNINGS

Cash earnings

Net profit attributable to equity holders plus amortisation of goodwill minus distributions paid on hybrid equity. In addition, the after tax impact of the hedge related to 2004 TPS is added back in the calculation of cash earnings.

SHAREHOLDER VALUE

Earnings per ordinary share	Net profit attributable to equity holders less distributions paid on hybrid equity divided by the weighted average number of fully paid ordinary shares.

Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares.

Weighted average ordinary shares	Weighted average number of fully paid ordinary shares listed on the ASX as at 30 September 2004 plus weighted average number of New Zealand Class shares on issue.

Fully franked dividends per ordinary share (cents)	Dividend paid out of income which carries a credit for Australian company income tax paid by Westpac.

Dividend payout ratio - net profit	Total fully franked ordinary dividend plus the equivalent dividend paid on the New Zealand Class shares divided by net profit attributable to the equity holders of WBC.

Dividend payout ratio - cash earnings	Total fully franked ordinary dividend plus the equivalent dividend paid on the New Zealand Class shares divided by cash earnings.

Return on equity (ROE)	Net profit attributable to equity holders less dividends paid on hybrids divided by the average adjusted ordinary equity.

Cash ROE	Cash earnings divided by the average adjusted ordinary equity.

Economic profit	Cash earning less a capital charge calculated at 11.6% of average adjusted ordinary equity plus the estimated value of franking credits paid to shareholders.

Average ordinary equity	Average total equity less average outside equity interests and average hybrid equity.

Average adjusted ordinary equity	Average ordinary equity, plus average accumulated goodwill amortisation, less the average interim dividend accrual net of the estimated dividend reinvestment.

PRODUCTIVITY AND EFFICIENCY

Operating expenses	Operating expenses do not include goodwill amortisation and bad and doubtful debt charges.

Expense to income ratio	Operating expenses divided by net operating income.

Total banking group expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Business and Consumer Banking, Institutional Bank, New Zealand banking operations and Other.

Full-time equivalent staff (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

BUSINESS PERFORMANCE

Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities net of impaired loans.

Net interest margin	The net interest spread plus the benefit of net non-interest bearing liabilities & equity.

Average interest earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

Average interest bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

CAPITAL ADEQUACY

Net capital ratio	Tier 1 capital ratio plus Tier 2 capital ratio less deductions.

Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by Risk Weighted Assets (RWA).

Adjusted Common Equity (ACE) ratio

ACE is equal to shareholders funds less hybrid equity, intangible assets, investments in insurance, funds management and securitisation entities and any other Tier 1 deductions. This is divided by RWA.

ASSET QUALITY

Impaired Assets

Impaired assets, as defined by APRA can be classified into the following two categories:

Non-accrual assets: assets where income may no longer be accrued because reasonable doubt exists as to the collectability of principal and interest.

Restructured asset: assets where the original contractual terms have been formally modified to provide concessions of interest or principal for reasons related to the financial difficulties of the customer.

90 days past due

A loan facility where payments of interest or principal are 90 or more days past due and the value of the security is sufficient to cover the repayment of all principal, interest amounts due and an additional six months interest.

OTHER

Customer satisfaction	Refers to the proportion of people for whom Westpac is their main financial institution who rate their overall relationship with Westpac as Very or Fairly Satisfied.

Employee morale	Refers to an index (between 0 and 10) relating to employee surveys. The closer the number is to ten, the greater the number of positive responses received.